---------------------------------------------------------------


                            STOCK PURCHASE AGREEMENT

                                     between

                              CRU ACQUISITION CORP.

                                       and

                            EACH OF THE STOCKHOLDERS

                                       of

                       CONNECTOR RESOURCES UNLIMITED, INC.

         ---------------------------------------------------------------





                           ---------------------------

                           Dated as of August 4, 1999
                           ---------------------------

                            STOCK PURCHASE AGREEMENT


                  THIS STOCK PURCHASE AGREEMENT, is made as of August 4, 1999, between CRU Acquisition Corp., a Delaware corporation with offices c/o Sun Capital Partners, Inc., 5355 Town Center Road, Suite 802, Boca Raton, Florida 33486 (the "Purchaser"), and the persons set forth on Exhibit A hereto (collectively, the "Sellers"), who together own all of the issued and outstanding capital stock of Connector Resources Unlimited, Inc., a California corporation with offices at 1005 Ames Avenue, Milpitas, California 95035 (the "Company").


                              W I T N E S S E T H:


                  WHEREAS, the Sellers desire to sell all of their shares of the Company's capital stock to the Purchaser upon the terms and conditions set forth herein; and

                  WHEREAS, the Purchaser desires to purchase such shares from the Sellers upon the terms and conditions set forth herein.

                  NOW, THEREFORE, in consideration of the mutual covenants, conditions and promises contained herein, the parties hereby agree as follows:


                                    ARTICLE I

               PURCHASE AND SALE OF SHARES; CONSIDERATION; CLOSING

                  1.1. Purchase and Sale of Shares. Subject to the terms and conditions set forth in this Agreement, the Sellers hereby agree to sell, transfer, convey, assign and deliver to the Purchaser at the Closing (as defined in Section 1.6 hereof), and the Purchaser hereby agrees to purchase, accept and acquire from the Sellers at the Closing, all of the issued and outstanding shares of the capital stock of the Company (collectively, the "Shares"), consisting of 823,780 issued and outstanding shares of the Company's common stock ("Common Stock"), free and clear of all Liens (as defined in Section 3.6 hereof).

                  1.2. Purchase Price. As consideration in full for its acquisition of the Shares, the Purchaser shall pay an aggregate amount equal to $13,500,000, as such sum is adjusted pursuant to Section 1.4 hereof (the "Purchase Price").

                  1.3. Payment of the Purchase Price. At the Closing, the Purchaser shall (a) cause an aggregate amount in cash equal to $12,000,000 to be paid by wire transfer to (i) the account and in such amount as specified in writing by the Sellers' Representative (as defined in Section 8.13 hereof) to the Purchaser not later than three (3) business days prior to the Closing Date and (ii) such holders of Designated Indebtedness (as defined in Section 4.10 hereof) such amounts as specified in writing by the Sellers' Representative pursuant to
Section 4.10(a) hereof, and (b) deliver to the Sellers' Representative a promissory note in the principal amount of $1,500,000, issued by Labtec Inc., a Massachusetts corporation and the direct owner of all of the issued and outstanding shares of capital stock of the Purchaser ("Labtec"), and payable to the Sellers' Representative, as collection agent, substantially in the form of Exhibit B hereto (the "Promissory Note").

                  1.4. Purchase Price Adjustment. The amount of the Purchase Price shall be subject to adjustment as follows:

                           (a) Within ninety (90) days following the Closing
Date, the Purchaser shall cause to be prepared, in accordance with generally accepted accounting principles ("GAAP") on a basis consistent with those used in the Balance Sheet (as defined in Section 3.4 hereof), (i) a balance sheet (the "Draft Closing Date Balance Sheet") setting forth the Purchaser's determination of the Company's Closing Net Worth (as defined below), and (ii) a statement (the "Draft Closing Date Net Cash Statement") setting forth the Purchaser's determination of the Company's Closing Cash Deficiency (as defined below), if any, in each case as of the close of business on the day prior to the Closing Date, but after giving effect to (A) the payments and accruals required to be made hereunder by the Company pursuant to Section 4.13 prior to or at the Closing and (B) the accrual required to be made hereunder by the Company pursuant to Section 4.15, the cost of which balance sheet and statement shall be borne by the Purchaser or the Company (except to the extent provided in the foregoing clause (B)). The inventory valuation set forth in the Draft Closing Date Balance Sheet shall be based on a physical count of the inventory conducted jointly by the Purchaser and the Sellers' Representative promptly prior to the Closing Date. The Purchaser and the Sellers' Representative shall use their best efforts to complete the physical count of the inventory on or before the close of business on the Closing Date, and such physical count shall be updated by the Company's inventory records for the time period after the taking of such physical count through the Closing Date.

                           (b) Within ninety (90) days following the Closing
Date, the Purchaser shall deliver to the Seller's Representative the Draft Closing Date Balance Sheet and the Draft Closing Date Net Cash Statement, together with any work papers or other such items as the Sellers' Representative shall reasonably request. The Draft Closing Date Balance Sheet and the Draft Closing Date Net Cash Statement shall become final and binding upon the parties unless the Sellers' Representative gives written notice of its disagreement (a "Notice of Disagreement") to the Purchaser within fifteen (15) business days after the Sellers' Representative's receipt of the Draft Closing Date Balance Sheet and the Draft Closing Date Net Cash Statement, specifying the Sellers' Representative's disagreement with either of such statements. If a Notice of Disagreement is received by the Purchaser in a timely manner, then the Draft Closing Date Balance Sheet and the Draft Closing Date Net Cash Statement shall each become final and binding upon the parties on the earlier of (i) the date the parties hereto resolve in writing any differences they may have with respect to any matter specified in the Notice of Disagreement and (ii) the date any Disputed Matters (as defined below) are finally resolved in writing by the Arbitrator (as defined below). In the event that a Notice of Disagreement is received by the Purchaser in a timely manner, then the portion, if any, of the Purchase Price Adjustment (as defined in Section 1.4(d) hereof) that is not in dispute shall be paid by the Purchaser or the Sellers, as the case may be, in accordance with Section 1.4 hereof, within five (5) days after the expiration of the aforesaid fifteen (15) business day period. Any such Notice of Disagreement shall state in reasonable detail the nature of any disagreement so asserted. During a period of ten (10) days (or such longer period as the Purchaser and the Sellers' Representative may mutually agree) after the expiration of the aforesaid fifteen (15) business day period, the Purchaser and the Sellers' Representative shall attempt to resolve in writing any differences that they may have with respect to any matter specified in the Notice of Disagreement. If, at the end of such ten (10) day period (or such longer period as the Purchaser and the Sellers' Representative may have mutually agreed), the Purchaser and the Sellers' Representative have failed to reach written agreement with respect to all of such matters, then all such matters as specified in the Notice of Disagreement as to which such written agreement has not been reached (the "Disputed Matters") shall be submitted to and reviewed by an arbitrator (the "Arbitrator"). If the Purchaser and the Sellers' Representative are unable to agree upon the identity of the Arbitrator within five (5) days, the Sellers' Representative and the Purchaser shall each select within five (5) days thereafter one of the "Big-Five" accounting firms having no other relationship with any party hereto during the past two (2) years to select the Arbitrator. If such accounting firms cannot agree as to the identity of the Arbitrator, then each of such accounting firms shall select one nominee and the Arbitrator shall be chosen by lot. The Arbitrator shall consider only the Disputed Matters and shall be instructed to act promptly to resolve all Disputed Matters, and its decision with respect to all Disputed Matters shall be final and binding upon the Purchaser and the Sellers. The Arbitrator shall decide all of the Disputed Matters within fifteen (15) days and provide the Sellers' Representative and the Purchaser with a written decision regarding his determination of the Disputed Matters. The fees and expenses of the Arbitrator with respect to the settlement of all Disputed Matters shall be borne by the Purchaser, on the one hand, and the Sellers, on the other hand, in such proportion as shall be determined by the Arbitrator giving consideration to the Purchaser's and the Sellers' initial positions with respect to the matter and how far such positions were from the Arbitrator's decision.

                           (c)      As used herein,

                                    (i) "Closing Date Balance Sheet" means the
Draft Closing Date Balance Sheet in the form in which it becomes final in accordance with this Section 1.4.

                                    (ii) "Closing Date Net Cash Statement"
means the Draft Closing Date Net Cash Statement in the form in which it becomes final in accordance with this Section 1.4.

                                    (iii) "Closing Net Worth" means the
Company's total assets minus the Company's total liabilities (including, without limitation, contingent liabilities under outstanding letters of credit issued for the account of the Company, any capitalized leases of the Company and accruals for all Taxes not yet payable with respect to any Pre-Closing Period) as reflected on the Closing Date Balance Sheet.

                                    (iv) "Closing Cash Deficiency" means the
amount, if any, by which (A) the Company's cash plus cash equivalents (including any promissory notes from shareholders of the Company being paid in connection with the Closing) minus (B) the Company's Indebtedness (as defined in Section
4.10 hereof, however, excluding $750,000 of Indebtedness incurred by the Company to fund the Company's redemption on July 7, 1999 of shares of Common Stock from Kentex Electronics Co., Ltd. to the extent such redemption reduces the Closing Net Worth) is less than $100,000, as reflected on the Closing Date Net Cash Statement.

                           (d)      The Purchase Price shall be adjusted dollar-
for-dollar by an amount (the "Purchase Price Adjustment") equal to the sum of
(i) the Closing Net Worth, minus (ii) $2,150,000, minus (iii) the Closing Cash Deficiency, if any, plus (iv) the amount of Indebtedness paid by the Company pursuant to Section 4.10 hereof or by the Purchaser pursuant to Section 1.3(a)(ii) hereof. Promptly (but no later than five (5) days) after the finalization of both the Closing Date Balance Sheet and the Closing Date Net Cash Statement:

                                    (A)     if the amount of the Purchase Price
Adjustment is positive, the Purchase Price shall be increased by such amount and the Purchaser shall pay such amount (or, in the event that a Notice of Disagreement had been delivered, the previously disputed portion of the Purchase Price Adjustment) to the Sellers' Representative in cash, by check or by wire transfer of immediately available funds, to an account specified by the Sellers' Representative; or

                                    (B)     if the amount of the Purchase Price
Adjustment is negative, the Purchase Price shall be decreased by such amount and the Sellers shall pay such amount (or, in the event that a Notice of Disagreement had been delivered, the previously disputed portion of the Purchase Price Adjustment) to the Purchaser in cash, by check or by wire transfer of immediately available funds, to an account specified by the Purchaser.

For illustrative purposes only, attached as Exhibit 1.4 hereto is an example of the calculation of the Purchase Price Adjustment.

                           (e)      Any payment required to be made by the
Purchaser to the Sellers' Representative or by the Sellers to the Purchaser, as the case may be, pursuant to this Section 1.4 shall not be subject to the provisions of Section 6.3 hereof.

                  1.5. Allocation of Purchase Price. The Purchase Price shall be allocated among the Sellers in the respective amounts set forth on Exhibit A hereto.

                  1.6. Closing. Subject to the fulfillment of the conditions precedent hereinafter set forth, the consummation of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of Kaye, Scholer, Fierman, Hays & Handler, LLP, 425 Park Avenue, New York, New York 10022, counsel to the Purchaser's lenders, at such time and date (and, if applicable, such other place) as the parties hereto may agree upon (the "Closing Date").

                                   ARTICLE II

                 REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

                  The Purchaser represents and warrants to the Sellers as follows:

                  2.1. Corporate Organization, Etc. The Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. The Purchaser has the power and authority to execute and deliver this Agreement and the other agreements and instruments contemplated herein and to perform its other obligations hereunder and thereunder. The Purchaser is a newly formed corporation, formed solely for the purposes of the transactions contemplated hereby. All of the issued and outstanding shares of capital stock of the Purchaser are owned, beneficially and of record, by Labtec.

                  2.2. Authorization. The execution, delivery and performance by the Purchaser of this Agreement and the other agreements and instruments contemplated hereby and the performance by the Purchaser of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action of the Purchaser and do not and will not contravene or violate any provisions of its Certificate of Incorporation or By-Laws, any agreement or other instrument by which it is bound, or any judgment, order, injunction, decree, statute, rule or regulation applicable to it, except for those contraventions and violations of agreements, instruments (other than its Certificate of Incorporation and By-Laws), judgments, orders, injunctions, decrees, statutes, rules or regulations which would not have a Material Adverse Effect (as defined in Section 8.18 hereof) on the Purchaser. No consents, waivers, approvals, authorizations or orders of or registrations or qualifications with, any person, bank, corporation, association, governmental body or court having authority or power to regulate, supervise or direct the business and affairs of the Purchaser are necessary for the consummation by the Purchaser of the transactions contemplated by this Agreement. This Agreement has been, and the other agreements and instruments contemplated hereby will be, duly and validly executed and delivered by the Purchaser and (assuming due authorization, execution and delivery by the Sellers and each other party thereto) constitute or will then constitute, as the case may be, the legal, valid and binding obligations of the Purchaser, enforceable against it in accordance with their respective terms, subject to the effect of bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and other similar laws relating to or affecting creditors' rights generally and court decisions with respect thereto and the availability of equitable remedies.

                  2.3. Brokers and Finders. The Purchaser has not employed any broker, agent or finder or agreed to incur any liability for any brokerage fees, agents' commissions or finders' fees in connection with the transactions contemplated hereby, other than Sun Capital Partners, Inc. and Dinan & Co.

                  2.4. Size of Person for Purposes of HSR Act. Capitalized terms used in this Section 2.4 but not otherwise defined herein are used as defined in the rules adopted under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"). Financial information described in this Section 2.4 is to be determined in accordance with the HSR Act. As of the date hereof and as of the Closing Date, (a) the annual net sales of the Person within which the Purchaser is included under the HSR Act (the "Purchaser HSR Person"), determined in accordance with the HSR Act, for its most recent fiscal year were less than $100,000,000, and (b) the total assets of the Purchaser HSR Person, determined in accordance with the HSR Act, were less than $100,000,000.


                                   ARTICLE III

                  REPRESENTATIONS AND WARRANTIES OF THE SELLERS

                  Each Seller jointly and severally represents and warrants to the Purchaser as follows:

                  3.1. Corporate Organization, Etc. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of California, with full corporate power to own its assets and to carry on its business as it is now being conducted. The Company is qualified or licensed to conduct its business and is in good standing in each of the jurisdictions set forth on Schedule 3.1 hereto, which constitute the only jurisdictions where the nature of its activities or the character of the properties utilized in its business make such qualification or licensing necessary and where the failure to be so qualified or licensed would have a Material Adverse Effect on the Company.

                  3.2.     Authorization.

                           (a) Each Seller has the power and authority to
execute and deliver this Agreement and the other agreements and instruments contemplated hereby and to perform his obligations hereunder and thereunder. The execution, delivery and performance by the Sellers of this Agreement and the other agreements and instruments contemplated hereby and the performance by the Sellers of the transactions contemplated hereby and thereby has been duly authorized by all requisite corporate action of each Seller which is not an individual, do not and will not contravene or violate, in the case of any Seller which is not an individual, its documents of formation and management and do not and will not contravene or violate any agreement or other instrument by which they are affected or any judgment, order, injunction, decree, statute, rule or regulation applicable to any Seller, except for those contraventions or violations of agreements, instruments (other than, in the case of any Seller which is not an individual, its documents of formation and management), judgments, orders, injunctions, decrees, statutes, rules and regulations which would not have a Material Adverse Effect on the consummation of the transactions contemplated hereby. Except as set forth on Schedule 3.2 hereto, no consents, waivers, approvals, authorizations or orders of, or registrations or qualifications with, any person, bank, corporation, association, governmental body or court having authority or power to regulate, supervise or direct the business and affairs of a Seller or the Company are necessary for the consummation by any Seller of the transactions contemplated by this Agreement. This Agreement has been, and the agreements and instruments contemplated hereby will at the Closing be, duly and validly executed and delivered by the Sellers and (assuming due authorization, execution and delivery by the Purchaser and each other party thereto) constitute or will then constitute, as the case may be, the legal, valid and binding obligations of each Seller, enforceable against him or it in accordance with their respective terms, subject to the effect of bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and other similar laws relating to or affecting creditors' rights generally and court decisions with respect thereto and the availability of equitable remedies.

                           (b) The execution, delivery and performance of this
Agreement and the performance of the transactions contemplated hereby do not and will not contravene or violate any agreement or other instrument by which the Company is bound or by which any of the assets of the Company are affected or any judgment, order, injunction, decree, statute, rule or regulation applicable to the Company or the assets or business of the Company, except for those contraventions and violations of agreements, instruments, judgments, orders, injunctions, decrees, statutes, rules and regulations which would not have a Material Adverse Effect on the Company.

                  3.3. Capitalization. The authorized capital stock of the Company consists of 2,500,000 shares of Common Stock, of which 823,780 shares are issued and outstanding. All of the outstanding shares of Common Stock were duly authorized and validly issued and are fully paid and non-assessable and are owned of record and beneficially by the Sellers in the respective amounts set forth on Exhibit A hereto. Each Seller owns the shares of Common Stock set forth opposite his name on Exhibit A beneficially and of record, free and clear of any Liens. Except as set forth on Schedule 3.3 hereto, there are no outstanding options, warrants, rights to acquire or subscribe to, or calls or commitments of any character whatsoever to which the Company is a party or may be bound, requiring the issuance or sale of shares of any class of capital stock or other equity securities of the Company or securities or rights convertible into or exchangeable for such shares or other equity securities, and there are no contracts, commitments, understandings or arrangements for which the Company is or may become bound to issue additional shares of its capital stock or other equity securities or options, warrants or rights to acquire or subscribe to any additional shares of any class of its capital stock or other equity securities or securities convertible into or exchangeable for such shares or other equity securities. There is no existing arrangement that requires or permits any shares of the capital stock of the Company to be voted by or at the discretion of anyone other than the record owner thereof and there are no proxies providing for such a voting arrangement. Except for restrictions imposed by applicable securities laws, there are no restrictions of any kind on the transfer of any of the outstanding shares of capital stock of the Company.

                  3.4. Financial Information. The audited balance sheets of the Company as at March 31, 1997, 1998 and 1999 (said March 31, 1999 balance being referred to herein as the "Balance Sheet" and March 31, 1999 being referred to herein as the "Balance Sheet Date") and the related statements of operations, cash flows and stockholders' equity of the Company for the twelve-month periods ended on the respective dates of such balance sheets, together with the notes and schedules thereto and accompanied by the reports thereon of Ireland San Filippo, LLP, with respect to the March 31, 1997 balance sheet and such related statements, and Petrinovich, Pugh and

Company, with respect to the March 31, 1998 and 1999 balance sheets and such related statements (collectively, the "Financial Statements"), a copy of each of which has been delivered to the Purchaser, fairly present the financial condition of the Company as of the respective dates of such balance sheets and the results of its operations and cash flows for the periods covered by such statements of operation and have been prepared in accordance with GAAP consistently applied. The unaudited balance sheet of the Company at May 31, 1999 (said balance sheet being referred to herein as the "Latest Balance Sheet" and May 31, 1999 being referred to herein as the "Latest Balance Sheet Date") and the related unaudited statements of operations, cash flows and stockholders' equity of the Company for the comparable two-month period, a copy of each of which has been delivered to the Purchaser, fairly present the financial condition of the Company and the results of its operations and cash flows as of the date and for the period then ended, and have been prepared in accordance with GAAP consistently applied, except that they do not contain all the footnote disclosures required by GAAP and except for normal year-end audit adjustments. All contingent liabilities of the Company at the Balance Sheet Date are noted in the Balance Sheet to the extent required by GAAP and, to the knowledge of the Company and each of the Sellers, the Company has not incurred any contingent liabilities subsequent to the Balance Sheet Date except as noted in the Latest Balance Sheet to the extent required by GAAP or except as disclosed in writing to the Purchaser.

                  3.5. Ordinary Course; No Material Adverse Change. The business of the Company has been conducted in the ordinary course since the Balance Sheet Date. The Company has not suffered any material adverse change in its business, operations, condition (financial or otherwise) or prospects subsequent to the Balance Sheet Date.

                  3.6. Inventory and Supplies. The inventory and supplies of the Company were acquired in the ordinary course of the business of the Company and consist of items that are good and merchantable and of a quality and quantity usable and saleable (in the case of inventory) in the ordinary course of business, except to the extent of reserves, allowances and write-downs reflected in the Balance Sheet. All such inventory is valued at the lower of cost or market (using the standard cost method), in accordance with GAAP consistently applied. Except as set forth on Schedule 3.6 hereto, there are no actual or, to the knowledge of the Company and each of the Sellers, potential material liabilities or material obligations with respect to the return of inventory in the possession of customers other than returns in connection with stock rotations in the ordinary course of business, consistent with past practice. The inventories do not consist of any items held on consignment. The Company has good and merchantable title to each item of inventory and supplies free and clear of all mortgages, liens, claims, pledges, charges, security interests, restrictions, prior assignments and encumbrances of any kind whatsoever, or any conditional sale agreement or other title retention agreement (collectively, "Liens"), except for Liens set forth on Schedule 3.6 hereto.

                  3.7. Accounts Receivable. The accounts receivable of the Company represent bona fide indebtedness incurred by account debtors and arose in the ordinary course of the business of the Company. To the knowledge of the Company and each of the Sellers, since the Balance Sheet Date, except as set forth on Schedule 3.7 hereto, no event has occurred that would, under practices in effect when the Balance Sheet was prepared, require an increase in the reserves for any accounts receivable.

To the knowledge of the Company and each of the Sellers, there is no contest, claim or right of set-off with any account debtor relating to the amount or validity of any account receivable other than those which do not exceed, in the aggregate, the reserve for uncollectible accounts contained in the Balance Sheet. The Company has good and merchantable title to each of the accounts receivable free and clear of all Liens, except for Liens set forth on Schedule
3.7 hereto.

                  3.8.     Property.

                           (a) Real Property Leases. Schedule 3.8(a) hereto
contains a description of all real property leased, licensed to or otherwise used by the Company (including, where available, the address thereof, a brief description of the premises and the structures and improvements thereon, the annual fixed rental, the expiration of the term and any extension options). A true and correct copy of each such lease, license and/or occupancy agreement, and any amendments thereto, has been delivered to the Purchaser, and no changes have been made thereto since the date of delivery. The Company has a valid and enforceable leasehold interest, free and clear of all Liens which individually or in the aggregate would have a Material Adverse Effect on the use or value thereof, in each parcel or tract of real property leased, licensed and/or occupied by it. To the knowledge of the Company and each of the Sellers, each such lease, license and/or occupancy agreement is valid, binding and enforceable in accordance with its terms and is in full force and effect in all material respects. There are no existing material defaults thereunder by the Company or, to the knowledge of the Company and each of the Sellers, the lessor thereof and, to the knowledge of the Company and each of the Sellers, no event has occurred which (with notice, lapse of time or both) would constitute a material breach or default thereunder by any party or give any party the right to terminate, accelerate or modify such lease, license and/or occupancy agreement. Except as set forth on Schedule 3.2 hereto, no consent is required from the lessor under any lease, license and/or occupancy agreement of real property listed on
Schedule 3.8(a) hereto in order to consummate the transactions contemplated hereby.

                           (b) Real Property. The Company does not own any real
property.

                           (c) Tangible Personal Property. Schedule 3.8(c)
hereto lists, by categories, all equipment, machinery, and other similar tangible personal property, with an individual original cost of $50,000 or more, owned or leased by the Company (the "Tangible Personal Property"). Except as set forth on Schedule 3.8(c) hereto, the Company has good and marketable title to and is in possession of all items of tangible personal property used in its business (other than leased property), whether or not listed on Schedule 3.8(c) hereto, and such property is free and clear of all Liens, except for (a) Liens set forth on Schedule 3.8(c) hereto, (b) Liens for Taxes not yet due, and (c) imperfections in title, if any, which do not interfere with the conduct of the business of the Company, or detract from the value or materially adversely affect the marketability of such property. The buildings, machinery, equipment and other tangible assets that the Company owns and leases are free from material defects (patent and latent), have been maintained in accordance with normal industry practice, and are in good operating condition and repair (subject to normal wear and tear).

                           (d) Plants; Utilities and Systems. The plants,
buildings, fixtures, structures, equipment and systems in the buildings, including, but not limited to, plumbing, mechanical, heating, ventilating, air conditioning and internal sprinkler systems, used by the Company are in good operating condition and repair, excluding ordinary wear and tear, are structurally sound, and are adequate for the uses to which they are being put and constitute all the plants, buildings, fixtures, structures and equipment necessary for the conduct by the Company of its business as now conducted. The real property owned, leased or otherwise used or occupied by the Company (collectively, the "Real Property") has (i) water supply and sewer service, electricity service and all other public or private utilities and (ii) all easements and rights of ingress and egress necessary for the operation of the Real Property for its use in connection with the conduct of the business of the Company.

                           (e) Condemnation. Neither the whole nor any portion
of the Real Property has been condemned, requisitioned or otherwise taken by any public authority, and no such condemnation, requisition or taking is, to the knowledge of the Company and each of the Sellers, threatened or contemplated.

                           (f) Absence of Violations. Except as specifically set
forth on Schedule 3.8(f) hereto:

                                    (i) None of the real or personal properties
owned, leased, occupied or operated by the Company nor the ownership, leasing, occupancy or operation thereof, is in violation of any law or any building, zoning, environmental or other ordinance, code, rule or regulation, except for violations which would not have a Material Adverse Effect on the Company.

                                    (ii) No notice from any governmental body or
other person has been served upon the Company or upon any property owned or, to the knowledge of the Company and each of the Sellers, leased, occupied or operated by the Company claiming any violation of any such law, ordinance, code, rule or regulation or requiring, or calling attention to the need for, any work, repairs, construction, alterations or installation on or in connection with such property which has not been complied with in all material respects. The Company has the right to use its properties for all operations currently conducted by it on such properties.

                                    (iii) Each portion of the improvements on
the Real Property is covered by a valid building permit therefor that has been filed in compliance with all local requirements with the building permit department in the locality where such Real Property is located. There is no alteration, improvement or change in use of any building or other improvement located on the Real Property that would require a new certificate of occupancy or amendment of an existing certificate of occupancy or building permit. The condition and use of the Real Property conforms to each applicable certificate of occupancy, and all other Permits required to be issued in connection with the Real Property. The Company has obtained all Permits necessary for the operation of the business of the Company on the Real Property.

                  3.9.     Miscellaneous Contracts.

                           (a) Schedule 3.9(a) hereto contains an accurate and
complete list of all material agreements, leases, licenses, contracts or commitments (whether oral or written) to which the Company is a party or by which any of its material assets are bound, including, without limitation, (i) royalty, distribution, sales representative, agency, territorial or license agreements, (ii) agreements or contracts with any officer, employee, director, shareholder, professional person or firm, independent contractor or advertising firm or agency, (iii) contracts or collective bargaining agreements with any labor union or representative of employees, (iv) agreements, contracts or commitments containing any covenant restricting the business conducted by the Company, (v) leases of real and personal property, (vi) agreements or contracts granting or agreeing to grant any person or entity sourcing, marketing, distribution or similar rights, (vii) purchase and sales orders and commitments and agreements or contracts with vendors, contractors or customers, (viii) powers of attorney, (ix) loans, financing or other credit arrangements or agreements under which money has been borrowed or loaned (including security agreements relating thereto), (x) bonds, fidelity or surety contracts, guarantees or similar obligations, (xi) employment, consulting, pension, profit sharing, retirement, severance, matching gift, bonus, stock option, employee stock ownership, employee or officer incentive or other compensation or employee benefit contracts, plans or agreements, (xii) commitments or contracts relating to political contributions or donations, (xiii) agreements restricting dividends or distributions or the right to conduct business and (xiv) joint venture agreements. For purposes of this Section 3.9, an agreement, lease, license, contract or commitment shall not be deemed "material" unless it (a) obligates the Company to pay an amount of $50,000 or more and (b) cannot be terminated by providing less than ninety (90) days' notice or by paying any penalty. Complete and accurate copies of all such listed contracts or other obligations have been delivered by the Sellers to the Purchaser.

                           (b) No Defaults. Except as set forth on Schedule
3.9(b) hereto, the Company (i) is not in default under any material contract, commitment or agreement to which it is a party or under which it is obligated or bound or to which any of its properties may be subject, and there is no material breach or default on the part of the Company or event known to any Seller that, with notice or lapse of time, or both would constitute a default by any party to any of these agreements or give them any right to terminate, cancel, accelerate or modify any of these agreements, (ii) has not received notice that any party to any of these agreements intends to cancel or terminate any of these agreements or to exercise or not to exercise any renewal or extension options or rights under any of these agreements, and (iii) has not waived or exercised any material renewal or extension options or rights under any of these agreements.

                  3.10. Intellectual Property. Set forth in Schedule 3.10 hereto is a true and correct list of all trademarks, trade names, patents, service marks and copyrights, including any applications therefor (collectively, the "Intellectual Property"), used in connection with the business of the Company, together with all registration and application numbers and expiration dates in jurisdictions where registrations have been filed. Except as set forth on
Schedule 3.10 hereto, no items of Intellectual Property are licensed to the Company. Except as set forth on Schedule 3.10 hereto, the

Company has not received any written notification of infringement of any Intellectual Property by the Company or anyone claiming under the Company or any written claims with regard to any Intellectual Property. To the knowledge of the Company and each of the Sellers, no Intellectual Property used by the Company infringes on any trademark, service mark, trade name, copyright or other rights of others in any jurisdiction in which such Intellectual Property is used. The Company owns or possesses all of the Intellectual Property material to the business of the Company.

                  3.11. Legal Proceedings. Except as set forth on Schedule 3.11 hereto, there are no actions, suits, proceedings, charges, complaints, inquiries, audits, investigations or requests for information (each, a "Proceeding") instituted by or against, or, to the knowledge of the Company and each of the Sellers, threatened against the Company, whether at law, in equity or admiralty or before any governmental department, commission, board, agency or instrumentality, domestic or foreign, whether or not fully covered by insurance. To the knowledge of the Company and each of the Sellers, the Company is not subject to any order, writ, injunction or decree of any court or any governmental department, commission, board, agency or instrumentality, domestic or foreign, having jurisdiction over it.

                  3.12.    Licenses and Compliance with Law.

                           (a) The Company holds and is in compliance with all
permits, certificates, licenses, approvals, registrations and authorizations required by it in connection with the conduct of the business of the Company under all federal, state and local laws, rules and regulations (the "Permits"), except where failure to be in compliance has not had and is not reasonably expected to (i) have a Material Adverse Effect on the Company, (ii) prevent the continued operation of the business of the Company following the Closing in the manner heretofore conducted without the incurrence of any material additional expense by the Company, or (iii) subject the Company or the Purchaser to (A) any material penalty or (B) any enforcement action as a result thereof. Except as set forth on Schedule 3.12(a) hereto, all of the Permits are in full force and effect and will continue to be in full force and effect in all respects pursuant to their respective terms after the Closing of the transactions contemplated hereby. All of the Permits and the expiration dates thereof, if any, are set forth on Schedule 3.12(a) hereto.

                           (b) The Company has complied and is currently in
compliance with all applicable laws (including rules, regulations, codes, plans, injunctions, judgements, orders, decrees, rulings, and changes thereunder) of federal, state, local and foreign governments (and all agencies thereof), asserting or claiming jurisdiction over it or over any part of its operations, and no Proceedings or notices have been filed or, to the knowledge of the Company and each of the Sellers, commenced against the Company alleging any failure to comply, except where the failure to be in compliance has not had and is not reasonably expected to have a Material Adverse Effect on the Company.

                  3.13.    Environmental Matters.  Except as set forth on
 Schedule 3.13 hereto:

                           (a) The Company has complied in all material respects
with all, is not in violation in any material respect of any, and has no liability under any applicable Environmental Laws (as defined in Section 8.18 hereof).

                           (b) The Company has not received any request for
information, notice of claim, notice of violation, complaint, demand or notification stating that it is or may be potentially responsible with respect to any threatened or actual Release (as such term is defined below) of any Hazardous Substance (as such term is defined below).

                           (c) No notice, citation, summons or order has been
issued, no complaint has been filed, no penalty has been assessed and no investigation or review is pending or, to the knowledge of the Company and each of the Sellers, threatened, by any federal, state, and any analogous state laws or local governmental or regulatory agency or authority: (i) with respect to any alleged violation by the Company of any Environmental Law; (ii) with respect to any alleged failure by the Company to have any Permit; or (iii) with respect to any use, possession, generation, treatment, storage, recycling, transportation or arrangement for transportation or disposal (collectively, "Management" and the act of Management being referred to as "Managing" or "Managed") of any substance regulated under any Environmental Laws, including, without limitation, hazardous substances ("Hazardous Substances") as defined by the Comprehensive Environmental Response Compensation and Liability Act, 42 U.S.C. ss.9601 et seq., as amended ("CERCLA"), petroleum products, radioactive materials, asbestos and polychlorinated biphenyls ("PCBs") by or on behalf of the Company.

                           (d) The Company has not Managed any Hazardous
Substance on any property now or previously owned, operated or leased by the Company nor, to the knowledge of the Company and each of the Sellers, has anyone else Managed any Hazardous Substance on any property now or previously owned, operated or leased by the Company, except in compliance in all material respects with all Environmental Laws.

                           (e) To the knowledge of the Company and each of the
Sellers, there are no underground storage tanks, active or abandoned, at any property now or previously owned, operated or leased by the Company.

                           (f) No Hazardous Substance Managed by the Company was
sent by the Company or any person hired or employed by the Company to any site which is listed or proposed for listing under CERCLA, on the Comprehensive Environmental Response Compensation and Liability Information System ("CERCLIS") or on any similar state list (collectively, "Environmental Lists"), or which is the subject of any federal, state or local enforcement action. To the knowledge of the Company and each of the Sellers, no Hazardous Substance Managed by the Company has come to be located at any site which is on any Environmental List, or which is the subject of any federal, state or local enforcement action.

                           (g) No Hazardous Substance has been released,
spilled, leaked, discharged, disposed of, pumped, poured, emitted, emptied, injected, leached, dumped or allowed to escape into the environment ("Release") by the Company or, to the knowledge of the Company and each of the Sellers, by anyone else which will subject the Company to any liability.

                           (h) No oral or written notification of a Release or
threat of Release of a Hazardous Substance has been filed by or on behalf of the Company, excluding any Release or threat of Release which will not subject the Company to any liability. No real property, now or previously owned, operated or leased by the Company is listed or, to the knowledge of the Company and each of the Sellers, proposed for listing on the National Priority List promulgated pursuant to CERCLA, on CERCLIS or on any similar state list of sites.

                           (i) There are no environmental Liens on any
properties owned or leased by the Company and no actions by any federal, state, local, or foreign governmental or regulatory agency or authority have been taken or, to the knowledge of the Company and each of the Sellers, are in process or pending which would subject any of such properties to such Liens.

                           (j) There have been no written environmental
inspections, investigations, studies, audits, tests, reviews or other analyses conducted in relation to any property or business now or previously owned, operated, or leased by the Company which have not heretofore been provided to the Purchaser which are in the Company's possession, custody or control.

                           (k) Neither the Company nor any Seller knows of any
facts or circumstances related to environmental matters concerning the existing or previously owned, operated or leased properties or businesses of the Company that would reasonably be expected to lead to any future environmental claims, liabilities or responsibilities against the Company or the Purchaser.

                           (l) No PCBs or asbestos-containing materials, are or
have been present at any property now or previously owned, operated or leased by the Company.

                           (m) To the knowledge of the Company and each of the
Sellers, no real property previously owned by the Company has a notice or restriction in its deed relating to the presence of Hazardous Substances.

                  3.14.    Labor Matters.

                           (a) Except as set forth on Schedule 3.14 hereto, no
employees of the Company are covered by a collective bargaining agreement and no collective bargaining agreement binding on the Company restricts the Company from relocating or closing any or all of its business or operations.

                           (b) Except as set forth on Schedule 3.14 hereto,
there are currently pending, and during the past five (5) years there has been, no strike, lockout, picketing, slow-downs or work stoppages with respect to the Company and, to the knowledge of each of the Sellers, no such strikes, picketing, lockouts, slow-downs or work stoppages are threatened.

                           (c) Except as set forth on Schedule 3.14 hereto,
there has not existed during the past five (5) years, does not currently exist and, to the knowledge of the Company and each of the Sellers, is not currently threatened, any grievance, arbitration proceeding, charge or complaint filed on behalf of an employee or labor organization, before the National Labor Relations Board, the Equal Employment Opportunity Commission, state and local civil rights agencies, federal or state departments of labor, the various occupational health and safety agencies or any judicial or arbitration forum with respect to the Company.

                           (d) To the knowledge of the Company and each of the
Sellers, no representation question exists or has been raised with respect to employees of the Company during the past three (3) years. To the knowledge of the Company and each of the Sellers, there are no campaigns being conducted to solicit cards or authorization from employees of the Company to be represented by any labor organization.

                           (e) The Company is and has been in compliance, in all
material respects, with all applicable laws, regulations, policies, procedures and contractual obligations relating to employment, employment practices, wages, hours, discrimination, safety and health of employees, workers compensation, unemployment insurance, withholding of wages, and terms and conditions of employment. All personnel manuals, handbooks, policy and procedure manuals applicable to the employees of the Company have been disclosed and made available to the Purchaser.

                           (f) The Company has not closed any plant or facility,
effectuated any mass layoff of employees as defined under the Workers Adjustment and Retraining Notification Act (or other similar state law), or implemented any early retirement or separation program during the past three (3) years nor has the Company announced any such action. Set forth on Schedule 3.14 hereto is a list of all persons whose employment was terminated by the Company during the past three (3) years whose compensation exceeded $50,000 per annum.

                           (g) Except as set forth on Schedule 3.14 hereto, the
Company is not liable for any severance pay or other payments to any employee or former employee due to the termination of employment and will not have any liability under any benefit or severance plan, policy, practice, program or agreement which exists or may be deemed to exist under any applicable law, as a result of the transactions contemplated hereunder.

                  3.15. Taxes. Except as set forth on Schedule 3.15 hereto, the
Company: (i) has duly and timely filed (taking into account all valid extensions of filing dates) with the appropriate authorities all Tax Returns (as defined in
Section 8.18 hereof) required to be filed by it on or before the date hereof,
(ii) has duly and timely paid or caused to be timely paid all Taxes due and payable in respect of all periods up to and including the date hereof (other than Taxes being contested in good faith), and (iii) has properly accrued on the Financial Statements all Taxes not yet payable in respect of all periods up to and including the date thereof. All Tax Returns filed by the Company are true, complete and correct. Schedule 3.15 hereto sets forth a list of each jurisdiction in which the Company has filed or is required to file a Tax Return, the type of Tax and the type of Tax Return filed or required. No claim has ever been made by any authority in a jurisdiction where the Company does not file a Tax Return that the Company is or may be subject to taxation in that jurisdiction. The Sellers have provided the Purchaser with a copy of each Tax Return filed by the Company during the past three (3) years. The Company has duly and timely withheld or collected, paid over and reported all Taxes required to be withheld or collected by it on or before the date hereof. Except as set forth on Schedule 3.15 hereto: (A) the Company will not incur any liability or expense for Taxes for the period between the Balance Sheet Date and the Closing Date other than with respect to operations in the ordinary course of business;
(B) no taxing authority has claimed, proposed or asserted any adjustment that could result in the creation of, or an increase in, any deficiency in any Tax for which the Company is or may be liable or which relates to its income, assets or operations; (C) there is no pending or, to the knowledge of the Company and each of the Sellers, threatened audit, investigation, proceeding or claim respecting any Tax for which the Company is or may be liable or which relates to the income, assets or operations of the Company; (D) no statute of limitations relating to the assessment or collection of any Tax for which the Company is or may become liable or subject has been waived or extended; (E) the Company is not a party to any agreement, contract or arrangement that would result, individually or in the aggregate, in the payment of any amount that would not be deductible by reason of Section 162, Section 280G or Section 404 of the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder (the "Code"); (F) the Company is not a party to any Tax sharing or Tax allocation agreement; and (G) there are no Liens for Taxes upon the assets of the Company, except for Liens for Taxes not yet due and payable. The Company is not a "consenting corporation" within the meaning of Section 341(f) of the Code. No Tax is required to be withheld pursuant to Section 1445 of the Code as a result of the transactions contemplated by this Agreement. The Company has never made or been required to make an election under Section 338 of the Code (or any comparable state, local or foreign Tax provision). None of the assets of the Company is required to be treated as being owned by any other person pursuant to the "safe harbor" leasing provisions of Section 168(f)(8) of the Internal Revenue Code of 1954, as in effect prior to the repeal of said provision (or any comparable state, local or foreign Tax provision). The Company does not have any "tax-exempt bond financed property" or "tax-exempt use property" within the meanings of Section 168(g) or (h), respectively, of the Code (or any comparable state, local or foreign Tax provision).

                  3.16. Compensation. The Sellers have delivered to the Purchaser a true and complete list of the name, title or job description and total annual compensation of each current employee of the Company and a schedule setting forth the material terms of the policies, if any, of the Company concerning vacations, bonuses, leaves of absence, holidays and severance pay.

                  3.17.    Employee Benefit Plans.

                           (a) Schedule 3.17(a) hereto lists any bonus,
incentive compensation, deferred compensation, pension, profit sharing, retirement, stock purchase, stock option, stock ownership, stock appreciation rights, phantom stock, cafeteria, life, health, accident, disability, welfare, worker's compensation or other insurance, severance, separation or other employee benefit plan of any kind, including, but not limited to, any "employee benefit plan" within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA") (other than a "multiemployer plan" within the meaning of Sections 3(37) and 4001(a)(3) of ERISA; a "Multiemployer Plan") established by the Company or to which the Company contributes or has contributed (including employee benefit plans not now maintained by the Company or to which the Company does not now contribute, but with respect to which the Company has or may have any liability). No such employee benefits plan is or was subject to Title IV of ERISA. With respect to each employee benefit plan (where applicable): the Sellers have delivered or made available to the Purchaser complete and accurate copies of (i) all plan texts and agreements, (ii) material communications to employees with respect to benefit commitments, and (iii) the most recent determination letter received from the Internal Revenue Service.

                           (b) Except as set forth on Schedule 3.17(b) hereto,
each employee benefit plan listed thereon and any related trust agreements, annuity contracts, insurance contracts or other instruments are in compliance in all material respects both as to form and operation with the requirements of ERISA and the Code.

                           (c) No "pension plan" (within the meaning of Section
3(2) of ERISA) maintained by the Company which is subject to Section 302 of ERISA or Section 412 of the Code has incurred any "accumulated funding deficiency" (as defined in Section 302 of ERISA or Section 412 of the Code), whether or not waived. Each pension plan which is intended to be qualified under
Section 401(a) of the Code has been determined to be qualified by the Internal Revenue Service.

                           (d) The Company has not communicated (whether orally
or in writing) generally to employees or specifically to any employee regarding
(i) any future increase of benefit levels (or creation of new benefits) with respect to any employee benefit plan set forth on Schedule 3.17(a) hereto beyond those reflected in such plans or (ii) the adoption or creation of any new benefit plan.

                           (e) Except as set forth on Schedule 3.17(e) hereto,
all reports and applications relating thereto required by any government agency have been timely filed and all contributions required to be made to each employee benefit plan under the terms of such plan, ERISA, the Code or other applicable law have been timely made. Schedule 3.17(e) hereto sets forth the liability of the Company, if any, for contributions accrued with respect to such employee benefit plans and either not yet paid or not recorded on the Financial Statements.

                           (f) The Company has not engaged in, and, to the
knowledge of the Company and each of the Sellers, no fiduciary of any such employee benefit plan has engaged in, any transaction in violation of Section 406 of ERISA or any "prohibited transaction" (within the meaning of Section 4975 of the Code) for which no exemption exists under ERISA or the Code.

                           (g) Except as set forth on Schedule 3.17(g) hereto,
the Company does not maintain or contribute to any employee benefit plan which provides, and has no liability or obligation to provide, life insurance, medical or other employee welfare benefits to any employee (or such employee's beneficiary) upon such employee's retirement or termination of employment, except as may be required by federal, state or local laws, rules or regulations, and the Company has never represented, promised or contracted to any employee that such employee would be provided with life insurance, medical or other employee welfare benefits upon such employee's retirement or termination of employment, except to the extent required by federal, state or local laws, rules or regulations.

                           (h) Except as set forth on Schedule 3.17(h) hereto,
the Company has not taken any action, and, to the knowledge of the Company and each of the Sellers, no action or event has occurred that could cause the Company to incur material liability, fines or penalties under ERISA or the Code in respect of an employee benefit plan (other than routine claims for benefits or normal operations of the plan).

                           (i) The Company is not now nor has ever been a
contributing employer with respect to any Multiemployer Plan. There is no circumstance, event or condition which could cause the Company to incur any liability in respect of an employee benefit plan maintained by any entity which is (or at any relevant time was) a member of a "controlled group of corporations" (within the meaning of Section 414(c) of the Code) with the Company or under "common control" (within the meaning of Section 414(c) of the Code) with the Company.

                           (j) Except as set forth on Schedule 3.17(j) hereto,
the consummation of the transactions contemplated by this Agreement will not (i) entitle any individual to severance pay or (ii) accelerate the time of payment, vesting or increase the amount of compensation due to any such individual.

                  3.18. Relationships with Customers and Suppliers. Schedule
3.18 hereto sets forth a complete and correct list of the names and addresses of the ten (10) largest suppliers and twenty (20) largest customers of the Company during the Company's fiscal year ended March 31, 1999 (the "1998 Fiscal Year") and the total sales to or purchases from such customers or suppliers made by the Company during the 1998 Fiscal Year. No such supplier or customer of the Company has advised the Company, formally or informally, and neither the Company nor any of the Sellers has any knowledge, that any such supplier or customer set forth on Schedule 3.18 hereto intends to terminate, discontinue or substantially reduce its business with the Company by reason of the transactions contemplated by this Agreement or otherwise.

                  3.19. Consultants. Set forth on Schedule 3.19 hereto is a list of all of the outside consultants currently retained by the Company and a summary of the material terms of any arrangements or agreements between the Company and those consultants.

                  3.20.    Other Entities.

                           (a) Except as set forth on Schedule 3.20 hereto with
respect to the Company's subsidiary, Computer Resources Unlimited, Inc., a Nevada corporation ("CRU Nevada"), the Company does not own, directly or indirectly, any outstanding capital stock or equity interest in any corporation, partnership, joint venture or other entity. CRU Nevada (i) is duly organized, validly existing and in good standing under the laws of the State of Nevada,
(ii) has no assets or liabilities of any type or nature, and (iii) conducts no business or operations.

                           (b) The authorized capital stock of CRU Nevada
consists of 250,00 shares of common stock, $1.00 par value per share, of which 125,000 shares are issued and outstanding. All of such outstanding shares were duly authorized and validly issued, are fully paid and non-assessable and are owned, of record and beneficially, by the Company, free and clear of any Liens. There are no outstanding options, warrants, rights to acquire or subscribe to, or calls or commitments of any character whatsoever to which CRU Nevada is a party or may be bound, requiring the issuance or sale of shares of any class of capital stock or other equity securities of CRU Nevada or securities or rights convertible into or exchangeable for such shares or other equity securities, and there are no contracts, commitments, understandings or arrangements for which CRU Nevada is or may become bound to issue additional shares of its capital stock or other equity securities or options, warrants or rights to acquire or subscribe to any additional shares of any class of its capital stock or other equity securities or securities convertible into or exchangeable for such shares or other equity securities. There is no existing arrangement that requires or permits any shares of the capital stock of CRU Nevada to be voted by or at the discretion of anyone other than the record owner thereof and there are no proxies providing for such a voting arrangement. Except for restrictions imposed by applicable securities laws, there are no restrictions of any kind on the transfer of any of the outstanding shares of capital stock of CRU Nevada.

                  3.21. No Undisclosed Liabilities. Except as set forth on
Schedule 3.21 hereto, the Company does not have any liabilities or obligations (whether fixed, accrued, absolute, contingent, secured, unsecured or otherwise and whether due or to become due and including, without limitation, Tax liabilities) which individually or in the aggregate would be deemed material and which are required under GAAP to be reflected on the Latest Balance Sheet, other than those set forth in the Latest Balance Sheet and those incurred thereafter in the ordinary course of its business.

                  3.22. Accounts Payable and Other Accrued Expenses. The accounts payable and other accrued expenses included among the liabilities of the Company represent bona fide obligations incurred by the Company which arose in the ordinary course of its business. Set forth on Schedule 3.22 hereto is a list of all accounts payable and other accrued expenses as of April 30, 1999 in excess of $50,000, indicating the name of each payee, their relationship (if any) to the Company, the date each such payment is due and the nature of the transaction in which it was incurred if other than a trade payable incurred in the ordinary course of business.

                  3.23. Prohibited Payments. Neither any Seller nor the Company nor, to the knowledge of the Company and each of the Sellers, any of the Company's Affiliates (as defined in Section 8.18 hereof) or any employee or agent of the Company has offered, paid or agreed to pay to any person or entity, including any government official, or solicited, received or agreed to receive from any such person or entity, directly or indirectly, any money or anything of value for the purpose or with the intent of obtaining or maintaining business for the Company or otherwise affecting the business, operations, prospects, properties, or condition (financial or otherwise) of the Company and which is or was in violation of any ordinance, regulation or law, or, in the case of payment of money or anything of value, if not in violation of any such ordinance, regulation or law, is not properly and correctly recorded or disclosed on the books and records of the Company as an expense in accordance with GAAP. The Company has not engaged in any transaction, maintained any bank account or used any other funds except for transactions, bank accounts and funds which have been and are properly and correctly reflected in the normally maintained books and records of the Company.

                  3.24. Absence of Changes. Except as contemplated hereby, reflected in the Balance Sheet or set forth on Schedule 3.24 hereto, since the Balance Sheet Date there has not been:

                           (a) any material damage, destruction or casualty loss
(whether or not covered by insurance) suffered by the Company;

                           (b) any change in the condition (financial or
otherwise), business, properties, assets, liabilities, earnings, business or prospects of the Company, other than changes in the ordinary course of business which individually or in the aggregate are not materially adverse;

                           (c) any transaction material to the business or the
assets of the Company, except in the ordinary course of business;

                           (d) any employment agreement or deferred compensation
agreement entered into between the Company and any of its employees providing for payments in excess of $50,000; or any increase, not in the ordinary course of business, in the compensation payable or to become payable by the Company or the adoption of any new (or amendment to or alteration of any existing) bonus, incentive, compensation, pension, stock, matching gift, profit sharing, retirement, death benefit or other fringe benefit plan;

                           (e) any increase in the aggregate indebtedness for
borrowed money or any increase in purchase commitments or other liabilities or obligations (whether absolute, accrued, contingent or otherwise) incurred by the Company, except for liabilities, commitments and obligations incurred in the ordinary course of business;

                           (f) any Lien created on any of the assets of the
Company, other than Liens permitted by clauses (a) through (c) of Section
3.8(c);

                           (g) any material labor dispute involving the
employees of the Company;

                           (h) any sale, assignment, transfer or other
disposition or license of any material tangible or intangible assets of the Company, other than the sale of inventory in the ordinary course of business;

                           (i) any amendment, termination or waiver by the
Company of any right of substantial value belonging to it;

                           (j) any amendment of the Certificate of Incorporation
or By-Laws of the Company;

                           (k) any declaration, payment or setting aside by the
Company of any dividend or other distribution of assets, pro rata or otherwise, to its stockholders or any direct or indirect purchase, redemption or retirement or other acquisition by the Company of any shares of its capital stock;

                           (l) any capital expenditure or commitment by the
Company not fully paid for; or

                           (m) any agreement by the Company to do any of the
foregoing.

                  3.25. Insurance. Schedule 3.25 hereto sets forth each insurance policy (specifying the insurer, the type of insurance and the policy number) maintained by the Company on its properties, assets, products, business or personnel, and true and complete copies of the most recent inspection reports, if any, received from insurance underwriters as to the condition of the properties and assets owned, leased, occupied or operated by the Company or the conduct of its business. The Company is not in default with respect to any provision contained in any material insurance policy and has not failed to give any notice or present any material claim under any insurance policy in due and timely fashion. Except as set forth on Schedule 3.25 hereto, the Company has maintained comparable insurance with carriers which are, to the knowledge of the Company and each of the Sellers, financially sound and of good reputation continuously for the past five (5) years and such insurance is, and has been adequate as to coverage, and in amounts, in accordance with the standards of the industry in which the Company operates. True and complete copies of all liability insurance policies of the Company which are in effect have heretofore been delivered by the Sellers to the Purchaser.

                  3.26. Bank Accounts. Schedule 3.26 hereto sets forth: (a) the name of each bank in which the Company has an account or safe deposit box and the names of all persons authorized to draw thereon or to have access thereto; and (b) the name of each person, corporation, firm, association or business organization, entity or enterprise holding a general or special power of attorney from the Company and a summary of the terms thereof.

                  3.27. Third Party Obligations. Except as set forth on Schedule
3.27 hereto, the Company has no material obligation or liability, either actual or accrued, accruing or contingent, as guarantor, surety, co-signer, endorser, co-maker, indemnitor or otherwise, in respect of the obligation of any person, partnership, joint venture, association, organization or other entity, except as endorser or maker of checks endorsed or made in the ordinary course of business.

                  3.28. Affiliate and Associate Transactions. Except as set forth on Schedule 3.28 hereto, the Company has no loan or advance outstanding to any stockholder, officer, director or employee and, to the knowledge of the Company and each of the Sellers, no officer or director of the Company or any Affiliate of any Seller or any such officer or director has, either directly or indirectly:

                           (a) an equity or debt interest in any corporation,
partnership, joint venture, association, organization or other person or entity which purchases from or sells or furnishes to the Company any goods or otherwise does business with the Company; or

                           (b) a beneficial interest in any contract, commitment
or agreement to which the Company is a party or under which the Company is obligated or bound or to which the property of the Company may be subject, other than contracts, commitments or agreements between the Company and such persons in their capacities as employees, officers or directors of the Company; provided, however, that such representation and warranty in clauses (a) and (b) above shall not apply to the ownership, as a passive investment, by any such employee, officer, director, or Affiliate, of less than 1% of a class of securities listed for trading on a national securities exchange or publicly traded in the over-the-counter market.

                  3.29. Year 2000. All of the Company's equipment, systems, software, data and databases, and applications designed for each of its customers (to the extent represented by the Company in the applicable contract with such customer), including, without limitation, its accounting systems (collectively, the "Systems"), is Year 2000 Compliant (as hereinafter defined). For purposes of this Agreement, "Year 2000 Compliant" shall mean: (a) the occurrence in or use by the Systems of dates before, on or after January 1, 2000 will not adversely affect the performance of the Systems with respect to date-dependent data, computations, output or other functions, including, without limitation, calculating, comparing and sequencing; (b) the Systems will not abnormally end or provide invalid or incorrect results as a result of date-dependant data; and (c) the Systems can accurately recognize, manage, accommodate and manipulate date-dependant data, including, without limitation, single century formulas and leap years.

                  3.30. Brokers and Finders. None of the Sellers nor the Company nor any of their respective officers, directors or employees has employed any broker, agent or finder or incurred any liability for any brokerage fees, agents' commissions or finders' fees in connection with the transactions contemplated hereby, other than Geneva Corporate Finance, Inc.

                  3.31. Size of Person for Purposes of HSR Act. Capitalized terms used in this Section 3.31 but not otherwise defined herein are used as defined in the rules adopted under the HSR

Act. Financial information described in this Section 3.31 is to be determined in accordance with the HSR Act. As of the date hereof and as of the Closing Date,
(a) the annual net sales of the Person within which the Company is included under the HSR Act (the "Company HSR Person"), determined in accordance with the HSR Act, for its most recent fiscal year were less than $100,000,000, and (b) the total assets of the Company HSR Person, determined in accordance with the HSR Act, were less than $100,000,000.

                  3.32. Information Accurate and Complete; Reliance. Without limiting the specific language of any other representation or warranty herein, all information furnished or to be furnished by the Sellers to the Purchaser in this Agreement, in exhibits or schedules attached hereto, or otherwise delivered or to be delivered by the Sellers to the Purchaser is or will be accurate and complete in all material respects, includes or will include all material facts required to be stated therein and does not or will not contain any untrue statement of a material fact or omit any material fact necessary to make the statements therein not misleading. Notwithstanding any right of the Purchaser fully to investigate the affairs of the Company and the Sellers, and notwithstanding any knowledge of facts determined or determinable by the Purchaser pursuant to such investigation or right of investigation, the Purchaser has the right to rely fully upon the representations and warranties of the Sellers contained herein, in the exhibits or the schedules hereto or in any other document delivered in connection with the transactions contemplated hereby.


                                   ARTICLE IV

                                    COVENANTS

                  4.1. Conduct of Business. Each Seller covenants that, from and after the execution of this Agreement through the Closing, the Company will conduct its business in the ordinary course and in the same manner as it has previously been concluded (except for changes to the conduct of its business requested by the Sellers and approved in writing by the Purchaser) and will not (except to the extent otherwise permitted by this Agreement or consented to by the Purchaser in writing):

                           (a) take any action or omit to take any action
covered by Section 3.24;

                           (b) fail to comply with any laws, ordinances,
regulations or other governmental restrictions applicable to it or fail to attain or maintain all Permits required to operate its business as it is presently being operated, except where such failures would not have a Material Adverse Effect on the Company;

                           (c) merge or consolidate with, purchase all or a part
of the assets of, or otherwise acquire any business or any proprietorship, firm, association, corporation or other business organization or division thereof;

                           (d) other than in the ordinary and usual course of
business and consistent with past practice, incur any liability or obligation (absolute, accrued, contingent or otherwise) or issue any debt securities or assume, guarantee, endorse or otherwise as an accommodation become responsible for, the obligations of any other individual or entity, or change any assumption underlying, or methods of calculating, any bad debt, contingency or other reserve;

                           (e) acquire (including by lease) any assets or
properties or dispose of or place a Lien on, any assets or properties other than Liens permitted by clauses (a) through (c) of Section 3.8(c);

                           (f) make any change (except for changes in authorized
signatories arising out of personnel changes) in banking or safe deposit box arrangements;

                           (g) grant any powers of attorney (other than powers
of attorney granted in the ordinary course of business with respect to Tax matters or powers granted for the sole purpose of executing the documents contemplated by this Agreement);

                           (h) make any capital expenditure or commitment not
fully paid for;

                           (i) increase any compensation or benefits to any
employee, except as required by an existing collective bargaining agreement or employment agreement set forth on Schedule 3.9(a) hereto;

                           (j) enter into any transaction of any kind with any
officer, director or stockholder which would create obligations of the Company to such officer, director or stockholder after the Closing Date;

                           (k) except as set forth on Schedule 3.10 hereto,
dispose of or license any rights or interests to any of the intangible personal property set forth on Schedule 3.10, cause to or inject in the public domain or make public, or dispose of or license or disclose to any entity any of such intangible personal property not theretofore a matter of public knowledge;

                           (l) engage in or enter into any material transaction
of any nature not expressly provided for herein, except arm's length transactions in the ordinary course of business;

                           (m) make any change in any methods of accounting or
accounting practice other than those required by changes in GAAP; or

                           (n) agree or commit, whether in writing or otherwise,
to do any of the foregoing.

                  4.2. Access. From the date hereof until the Closing, each Seller will on reasonable notice (a) give the Purchaser and its authorized representatives, access, during normal business hours, to the books, records, properties and personnel of the Company, and (b) permit the Purchaser to make such inspections as it may reasonably require; provided, however, that any contact by the Purchaser with Company personnel may be made only upon prior notice to Carl Gromada, President of the Company, and with his prior consent, not to be unreasonably withheld. No investigation conducted by the Purchaser or its representatives or agents or disclosure of any such information to any Seller shall in any way diminish, modify or alter the representations, warranties or covenants of any Seller or the liability of the Sellers for any misrepresentation or breach of any representation, warranty or covenant hereunder or the conditions to Closing contained in Article V hereof.

                  4.3.     [INTENTIONALLY OMITTED]

                  4.4. Preservation of Organization. Except (i) for changes to the conduct of its business requested or approved in writing by the Purchaser or
(ii) as otherwise permitted by this Agreement, from the date hereof through the Closing, the Sellers will use reasonable best efforts to cause the Company to:
(a) maintain its existence in good standing and its properties and facilities in as good working order and condition as at present, ordinary wear and tear excepted; (b) perform all its material obligations under agreements related to or affecting its assets, properties and rights; (c) pay any and all premiums necessary to keep in full force and effect present insurance policies or other comparable insurance coverage; (d) keep available the services of its present employees and agents; and (e) preserve the goodwill of its customers, suppliers and others having business relations with it.

                  4.5.     No-Shop.

                           (a) From and after the date hereof and continuing
until the Closing or the earlier termination of this Agreement pursuant to
Article VII hereof, each Seller hereby covenants and agrees that it will not, and will not authorize or permit the Company or any officer, director, employee or agent of the Company or any Affiliate of the Company to, or authorize or permit any investment banker, attorney, accountant or other representative retained by the Company, any Seller or any Affiliate of the Company to, directly or indirectly, without the written consent of the Purchaser, solicit or encourage, furnish any information with respect to the Company to any person in connection with, or engage in any discussions with any other person in connection with any proposal for a merger or other business combination involving the Company or for the acquisition of an equity interest in the Company or a substantial portion of the Company's assets, other than as contemplated by this Agreement. Notwithstanding the foregoing, subject to any other restrictions contained in this Agreement, the Sellers shall have the right to sell or otherwise transfer Shares among themselves or to any employee of the Company, and the Company shall have the right to redeem or otherwise purchase Shares from any Seller, provided that (i) such transaction, either individually or in the aggregate with all such other similar transactions, would not have any adverse effect on the Purchaser or the transactions contemplated hereby, and
(ii) each individual or entity that is not a Seller and would become a shareholder of the Company as a result of such transaction agrees to be bound by the provisions of this Agreement as a Seller hereunder. Each Seller hereby covenants and agrees that it will promptly advise the Purchaser of any offer, solicitation or request for information received by it from any person, including the identity of the person making such offer, solicitation or request and the nature and terms (if any) of any such offer, solicitation or request. Additionally, the Sellers will cause the Company to use its reasonable best efforts to immediately request in writing that all materials concerning the Company previously provided to any person in connection with any such negotiations or discussions be returned to the Company as soon as possible.

                           (b) Upon a breach of any provisions of this Section
4.5, the Purchaser shall be entitled to injunctive relief, both pendente lite and permanently, without the requirement for the posting of bond or other security, since the remedy at law would be inadequate and insufficient. In addition, the Purchaser shall be entitled to be immediately reimbursed for all costs and expenses (including, without limitation, legal, accounting and consultant fees and expenses, and commitment fees of prospective lenders) incurred by or on behalf of the Purchaser in connection with the transactions contemplated hereunder and such damages as it can show it has sustained by reason of such breach.

                  4.6. Subsequent Financial Statements. From the date hereof until the Closing, the Sellers will deliver to the Purchaser as promptly as possible, monthly consolidated and consolidating financial information of the Company for periods subsequent to the date of the Latest Balance Sheet. The delivery of such financial statements to the Purchaser shall not constitute approval by the Purchaser of the financial information contained therein or approval of any transaction reflected therein or result in any waiver of any rights of the Purchaser under this Agreement or exceptions to any representations and warranties of the Sellers.

                  4.7. Reasonable Best Efforts. Upon the terms and subject to the conditions hereof, each of the parties hereto agrees to use its reasonable best efforts to promptly take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective the transactions contemplated by this Agreement and will use its best efforts to obtain all waivers, Permits, consents, approvals and releases and to effect all registrations, filings, assignments and notices with or to third parties or governmental or public bodies or authorities which are in the opinion of any party hereto necessary or desirable in connection with the transactions contemplated by this Agreement. An undertaking of a person under this Agreement to use such person's best efforts shall not require such person to incur unreasonable expenses or obligations in order to satisfy such undertaking. If at any time after the Closing any further action is necessary or desirable to carry out the purposes of this Agreement, each party hereto and its proper officers, directors or other representatives will promptly take such action.

                  4.8. Notification of Certain Matters. The Purchaser, on the one hand, and the Sellers, on the other hand, will each give prompt notice to the other of (a) the occurrence, or failure to occur, of any event the occurrence or failure of which would reasonably be likely to cause any of their respective representations or warranties contained in this Agreement to be untrue or incorrect at any time from the date hereof to the Closing Date, and
(b) any failure on their respective parts or on the part of any of their respective officers, directors, partners, employees, representatives or agents, if any, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by each of them under this Agreement; provided, however, that no such notification will alter or otherwise affect such representations, warranties, covenants, conditions or agreements.

                4.9.     Non-Competition, Non-Solicitation and Confidentiality.

                           (a) Each Seller agrees that it shall not, and, in the
case of any Seller which is not a natural person, shall cause each of its executive officers, directors and Affiliates to agree in writing not to, for a period of five (5) years following the Closing Date, without the prior written consent of the Purchaser, either directly or indirectly, engage in any business, the products of which compete with the dataport or redundant array of independent disks enclosure products of the Company, in North America or any other country in which the Company has made a sale of its products at any time during the past two (2) years; provided, however, that the Sellers shall each be permitted to own up to 1% of the equity of a publicly-owned corporation which is engaged in such business. Each Seller further agrees not to, and to cause its executive officers, directors and Affiliates not to, during a period of five (5) years following the Closing Date, (A) hire or solicit, employees of the Company, or (B) solicit from any customer of the Company business of the type performed by the Company or to persuade any customer to cease to do business or to reduce the amount of business which any such customer has customarily done or is reasonably expected to do with the Company, whether or not the relationship between the Company and such customer was originally established in whole or in part through such Seller's efforts. In addition, each Seller agrees not to disclose or furnish at any time to any other person, firm or corporation, except to the extent required by law or by order of any court or governmental agency,
(1) any information relating to any confidential process, technique or procedure used by the Company, (2) any confidential information relating to the operations or financial condition of the Company (including, without limitation, financial data and sources of financing), (3) any trade secrets of the Company, or (4) the name, address or other information relating to any customer or supplier of the Company, which in any such case is not specifically a matter of public knowledge. As used in this Section 4.9, the term "Company" shall include all subsidiaries and affiliates of the Company, and the term "customer" shall mean:
(x) anyone who is a customer of the Company on the Closing Date or at the time of the alleged prohibited conduct (the "Determination Date"); (y) anyone who was a customer of the Company at any time during the two-year period immediately preceding the Determination Date; and (z) any prospective customer to whom the Company had made a new business presentation at any time during the six-month period immediately preceding the Determination Date.

                           (b) In the event that any Seller commits a breach, or
is about to commit a breach, of any of the provisions of Section 4.9(a) hereof, the Company and the Purchaser shall have the right to have the provisions of this agreement specifically enforced by any court having equity jurisdiction without being required to post bond or other security and without having to prove the inadequacy of the available remedies at law, it being acknowledged and agreed by each Seller that any such breach or threatened breach will cause irreparable injury to the Company and the Purchaser and that money damages will not provide an adequate remedy to the Company or the Purchaser. In addition, the Company and the Purchaser may take all such other actions and seek all such other
                                      -27-
remedies available to it under law or in equity and shall be entitled to such damages as it can show it has sustained by reason of such breach.

                           (c) Each Seller acknowledges that the type, scope and
periods of restriction imposed in the provisions of Section 4.9(a) hereof are fair and reasonable and are reasonably required for the protection of the Company and the Purchaser and the goodwill associated with the business of the Company; and that the time, scope, geographic area and other provisions of this
Section 4.9 have been specifically negotiated by sophisticated commercial parties, it being understood that the customers of the Company may be serviced from any location and, accordingly, it is reasonable that the restrictive covenants set forth herein are not limited by narrow geographic area. If any of the covenants contained in Section 4.9(a) hereof, or any part thereof, is hereafter construed to be invalid or unenforceable, the same shall not affect the remainder of the covenants, which shall be given full effect, without regard to the invalid portions. If any of the covenants contained in Section 4.9(a) hereof, or any part thereof, is held to be unenforceable because of the duration of such covenant or the geographic area covered thereby, the parties agree that the court making such determination shall have the power to reduce the duration and/or geographic areas of such covenant and, in its reduced form, such covenant shall then be enforceable. The parties hereto intend to and hereby confer jurisdiction to enforce the covenants contained in Section 4.9(a) hereof upon the courts of any state or other jurisdiction within the geographical scope of such covenants in which a breach or alleged breach of a covenant contained in
Section 4.9(a) has been alleged to have occurred. In the event that the courts of any one or more of such states or other jurisdictions shall hold any such covenants wholly or partially unenforceable by reason of the breadth of such scope or otherwise, it is the intention of the parties hereto that such determination not bar or in any way affect the right of the Company or the Purchaser to the relief provided above in the courts of any other states or other jurisdictions within the geographical scope of such covenants, as to breaches of such covenants in such other respective states or other jurisdictions, the above covenants as they relate to each state or other jurisdiction being, for this purpose, severable into diverse and independent covenants.

                  4.10.    Repayment of Existing Indebtedness.

                           (a) Prior to or concurrently with the Closing
hereunder, the Sellers shall cause the Company to repay in full and retire (through the Company's direct payment and/or by the Purchaser's payment pursuant to Section 1.3(a)(ii) hereof) that portion of the Company's current and long-term indebtedness for borrowed money (including, without limitation, all revolving credit facilities, term loans and notes and lines of credit or loans due to banks, similar financial institutions or other third parties, outstanding letters of credit issued for the account of the Company, negative book balances and overdrafts; sometimes collectively referred to herein as "Indebtedness") as the Purchaser may designate in writing to the Sellers' Representative or the Sellers' Representative may designate in writing to the Purchaser, in either case at least five (5) business days prior to the Closing Date (collectively, the "Designated Indebtedness"), and all notes, loan agreements and other documents and instruments evidencing, securing or otherwise pertaining to the Designated Indebtedness to be surrendered or terminated. For purposes hereof, "Indebtedness" shall also include all amounts due from the Company to any Seller or any Affiliate of any Seller or any Affiliate of the Company. To the extent that any Designated Indebtedness will remain outstanding immediately prior to the Closing, the Sellers shall deliver to the Purchaser at least three (3) business days prior to the Closing Date "pay down" letters from the holder of any such Designated Indebtedness indicating the amount required to be paid on the Closing Date to the holder of such Designated Indebtedness in order to pay and retire in full such Designated Indebtedness and confirming the matters provided in Section 4.10(b) below. At the Closing, (i) the Purchaser shall, pursuant to Section 1.3(a)(ii) hereof, pay to those holders of Designated Indebtedness (or such other persons who shall be entitled to receive payment thereof as directed in the "pay down" letters applicable thereto) specified by the Sellers' Representative to the Purchaser at least three (3) business days prior to the Closing Date the amounts set forth on the "pay down" letters applicable thereto in accordance with the terms of such "pay down" letters, and (ii) to the extent the Sellers' Representative has not previously instructed the Purchaser to pay such Designated Indebtedness pursuant to Section 1.3(a)(ii) hereof, the Sellers shall cause the Company to pay the amounts set forth on the "pay down" letters applicable thereto to the holders of such Designated Indebtedness (or such other persons who shall be entitled to receive payment thereof as directed in such "pay down" letters) in accordance with the terms of such "pay down" letters.

                           (b) The "pay down" letters from each financial
institution or other person to which payment of Designated Indebtedness is to be made shall confirm that, upon receipt of such amount, the Designated Indebtedness held by such financial institution or other person will be paid in full and that all further obligations of the Company in respect thereof will be released and that all Liens securing such indebtedness held by such financial institution or other person will be released and all notes evidencing such indebtedness will be canceled and returned to the Company.

                           (c) Prior to or concurrently with the Closing,
subject to the satisfaction of the other conditions to Closing hereunder, the Sellers shall cause all holders of any and all Designated Indebtedness to: (i) release all Liens in any assets of the Company securing such indebtedness, and
(ii) terminate all obligations of the Company with respect to such indebtedness.

                  4.11. Cancellation of Stock Options, Etc. On or prior to the Closing Date, the Sellers shall cause all outstanding stock options for, and all stock appreciation rights with respect to, shares of capital stock of the Company to be canceled.

                  4.12.  Tax Returns and Payments.

                           (a) The Sellers shall duly file or cause to be filed
on a timely basis all Tax Returns of, relating to or which include the Company, its income, assets or business, for all Tax periods ending on or before the Closing Date and shall pay or cause to be paid all Taxes reflected thereon as payable by the Company. Such Tax Returns shall be true, correct and complete, shall be filed on a basis consistent with prior Tax Returns of, relating to or which include the Company, its income, assets or business, and shall not make, amend or terminate any election by the Company (or to which the Company is subject) or change any Tax accounting method, practice or procedure of the Company, without the Purchaser's prior written consent. The Sellers shall give the Purchaser a copy of each such Tax Return for its review with sufficient time for comments and corrections prior to filing. The Sellers shall cause the Company to timely and properly withhold and collect, pay over and report all Taxes required to be withheld or collected by the Company on or before the Closing Date. After the Closing, the Sellers and the Purchaser shall cooperate with each other (and with the Company) at all reasonable times in connection with the preparation and filing of any Tax Return, making any determination under this Agreement and verifying issues relating to Taxes.

                           (b) The Sellers shall be responsible for and shall
timely pay or accrue all Taxes, including, without limitation, any Taxes resulting from a Proceeding for which the Company is or may be liable with respect to any Pre-Closing Period. The Sellers shall indemnify the Company, the Purchaser and their respective Affiliates, as the case may be (collectively, the "Taxpayer"), and hold the Taxpayer harmless from and against (i) any Taxes with respect to a Pre-Closing Period for which the Taxpayer is or may be liable which the Company has not paid or properly accrued, (ii) the effect, if any, on the Taxpayer in any period that ends after the Closing Date of any adjustment with respect to a Pre-Closing Period which the Company has not properly accrued, and
(iii) any fees and expenses (including, without limitation, reasonable attorneys' fees) incurred by the Purchaser, the Company or their Affiliates in connection therewith or in enforcing its rights or collecting any amounts due hereunder. This indemnity shall apply notwithstanding any investigation made by the Purchaser in connection with the transactions contemplated by this Agreement or, its receipt, examination, filing of or commenting on any Tax Return, shall be separate and independent of any other indemnity between the parties hereto, and notwithstanding anything in this Agreement to the contrary shall survive until three (3) months after the expiration of the applicable statue of limitations (including extension and waivers thereof) for such Taxes or other items.

                           (c) The Purchaser shall promptly forward to the
Sellers' Representative a copy of all written communications from any governmental authority received by the Taxpayer relating to any Pre-Closing Period. The Sellers shall promptly forward to the Purchaser a copy of all written communications from any governmental authority received by any Seller relating to any Pre-Closing Period for which the Taxpayer is or may be liable. A party's failure to give such notice shall not relieve any other party of its obligations under this Agreement, except to the extent such other party is actually and materially prejudiced by the failure to give notice.

                           (d) The Purchaser shall not settle or make any
payment of any amount claimed to be due with respect to a proposed adjustment described above for at least 15 days after giving notice thereof to the Sellers under Section 4.12(c) hereof. If, within such 15-day period, the Purchaser receives from the Sellers in writing a request that the proposed adjustments be contested, which includes a reasonable basis in fact or in law for such contest, and acknowledges their liability under this indemnity, the Taxpayer shall contest such proposed adjustments in good faith and agrees to consult with the Sellers' Representative regarding the contest and to keep the Sellers' Representative informed as to its progress, all at the Sellers' expense. The Sellers and the Sellers' Representative shall cooperate with the Taxpayer in connection with any such Tax-related Proceeding. The Sellers' Representative may participate in such Proceeding at the Sellers' own expense; provided, however, that the Taxpayer shall retain full control over the Proceeding. The decision of a court of competent jurisdiction as to the outcome of such contest which has become final shall be conclusive and binding on the parties. The Taxpayer shall not be required to appeal.

                           (e) Any Taxes for a period which includes but does
not end on the Closing Date shall be allocated between the Pre-Closing Period and the balance of the period in accordance with this Section 4.12(e). To the extent permitted under applicable Law, the parties shall elect to treat the Tax period as ending at the close of business on the Closing Date. Where applicable Law does not permit such an election to be made, the taxable income or other Tax base for the entire period shall be allocated between the Pre-Closing Period and the balance of the period on the basis of an interim closing of the books at the close of the Closing Date, except that exemptions, allocations and deductions calculated on an annual basis shall be apportioned on the basis of the relative number of days in the Pre-Closing Period and in the balance of the period. Notwithstanding the foregoing, any real estate or personal property Taxes shall be allocated on the basis of the relative number of days in the Pre-Closing Period and in the balance of the applicable period.

                           (f) The Sellers shall timely file all required stock
transfer, real or personal property transfer, sales, use and other transfer Tax Returns and pay when due any such Taxes in connection with the transactions contemplated by this Agreement.

                  4.13. Certain Employee Bonuses. Prior to or concurrently with the Closing hereunder, the Sellers shall cause the Company to (a) pay the sum of $10,000 to each of the Identified Employees (as defined in Section 5.1(l) hereof), other than Carl W. Gromada who shall be paid $15,000, and (b) accrue an aggregate liability in the amount of $90,000 in connection with its potential future payment obligations to each of the Identified Employees, in each case pursuant to their respective employment agreements described in Section 5.1(l) hereof.

                  4.14. Certain Employee Benefits. The Purchaser covenants that, following the Closing and continuing until the earlier of the fifth anniversary of the Closing Date and the date on which the Promissory Note has been paid in full by the Company, it shall cause the Company to (a) provide to Mary C. Harvey, at the Company's expense, health insurance coverage (including medical, dental and eye care) under the Company's plans, insuring her and James C. Harvey, comparable to that provided by the Company prior to the Closing, and (b) employ Mary C. Harvey for the minimum number of hours per week and at the minimum wage necessary in order to enable the Company to provide such medical insurance coverage to her.

                  4.15. Audit Expense Accrual. Prior to or concurrently with the Closing hereunder, the Sellers shall cause the Company to accrue a liability in the amount of $5,000 in connection with the costs to be incurred by the Purchaser or the Company for the preparation of the Draft Closing Date Balance Sheet and the Draft Closing Date Net Cash Statement.

                                    ARTICLE V

                     CONDITIONS PRECEDENT TO THE TRANSACTION

                  5.1. Conditions Precedent to the Purchaser's Obligation to Close. Notwithstanding any other provision herein, the obligations of the Purchaser to consummate the transactions contemplated hereunder are, at the option of the Purchaser, subject to the satisfaction of each of the conditions set forth below:

                           (a) Agreements and Conditions. On or before the
Closing Date, the Sellers shall have complied with and duly performed all agreements and conditions to be complied with or performed by them on or before the Closing Date pursuant to or in connection with this Agreement.

                           (b) Representations and Warranties. The
representations and warranties of each Seller contained in this Agreement shall be true and correct in all material respects on and as of the Closing Date with the same force and effect as though such representations and warranties had been restated and made on and as of the Closing Date, except for those representations and warranties which speak as of a specified date.

                           (c) Opinion of Counsel. The Purchaser shall have
received an opinion of Higham, McConnell & Dunning, LLP, counsel for the Sellers and the Company, dated as of the Closing Date, substantially in the form of Exhibit C hereto.

                           (d) No Legal Proceedings. No Proceeding shall have
been instituted or threatened which, in the Purchaser's sole opinion, (i) questions or reasonably appears to portend subsequent questioning of the validity or legality of this Agreement or the transactions contemplated hereby or seeks to restrict, limit, prohibit or enjoin (or to obtain damages as a result of) such transactions or may have a Material Adverse Effect on the Company.

                           (e) Consents. The Sellers shall have obtained the
consent of each party to all material contracts, leases and agreements, and all governmental consents and approvals, which are required in order to consummate the transactions contemplated by this Agreement as set forth on Schedule 3.2 hereto.

                           (f) Officer's Certificate. The Purchaser shall have
received a certificate dated the Closing Date and executed by each individual Seller, or the Chairman of the Board, the President or any Vice President or a General Partner or Trustee, as the case may be, of each non-individual Seller, certifying that the representations and warranties made by such Seller in this Agreement are true and correct in all material respects at and as of the Closing Date (except for such representations and warranties which speak as of a specified date) and that he or it has fulfilled all conditions to the Closing provided for in this Agreement to be fulfilled by him or it.

                           (g) Certificate of Secretary. The Purchaser shall
have received a certificate of the Secretary of the Company, setting forth (i) a copy of the resolutions, if any, adopted by Board of Directors and shareholders of the Company approving the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby and (ii) copies of the Company's Certificate of Incorporation and By-Laws (in each case as in effect as of the Closing), together with a signature and incumbency certificate with respect to the Company's officers.

                           (h) Non-Foreign Status. The Purchaser shall have
received from each Seller a certification of non-foreign status, in the form required by Section 1445 of the Code and the regulations issued thereunder, signed under penalty of perjury.

                           (i) No Material Adverse Change. Except as set forth
on Schedule 3.23 hereto, there shall not have occurred an adverse change in the financial condition, results of operations, business or prospects of the Company since the Balance Sheet Date which, in the Purchaser's judgment, would make it inadvisable to proceed with the Closing. The Purchaser shall not have discovered any fact, event or condition which, in the Purchaser's judgment, has materially disrupted or is likely in the immediate future to materially disrupt the conduct of the business of the Company or has materially changed or is likely to materially change its ability to operate such businesses in accordance with its financial projections. The Company shall not have sustained a loss material or substantial to it caused by fire, flood, accident, hurricane, earthquake, theft, sabotage or other calamity or act which, whether or not such loss shall have been insured, makes it, in the Purchaser's opinion, inadvisable for it to proceed with the Closing; notwithstanding the foregoing, the Purchaser may in its sole discretion agree to proceed with the Closing in which event the amount of the cash portion of the Purchase Price provided in Section 1.3(a)(i) to be delivered by the Purchaser shall be reduced by the amount of any deductible in respect of any insurance against such loss, or by the amount of such loss if no such insurance is then in effect with respect to such loss.

                           (j) Instruments of Transfer. The Sellers shall have
delivered to the Purchaser original certificates representing the Shares, with endorsed blank stock powers attached, in form and substance satisfactory to the Purchaser, to vest in the Purchaser all of the right, title and interest of each Seller in and to the Shares, free and clear of all Liens.

                           (k) Good Standing Certificates. The Sellers shall
have delivered to the Purchaser certificates as to the good standing of each of the Company and CRU Nevada in the States of California and Nevada, respectively, and each other state in which the Company or CRU Nevada is qualified to conduct business.

                           (l) Employment Agreements. Each of Chris DeWaard,
Larry Fish, Gordon Guinn, Jack Harvey, Jerry Hoobler, Robert Lin, Steven Lu, George Zraick and Carl W. Gromada (collectively, the "Identified Employees") shall have entered into an employment agreement with the Company substantially in the form of Exhibit D hereto.

                           (m) Bank Accounts. The authorized signatories with
respect to each bank account of the Company listed on Schedule 3.26 hereto shall have executed all documents and taken all other actions necessary to have themselves removed as authorized signatories with respect such bank accounts.

                           (n) Financing. The Purchaser shall have obtained
financing to consummate the transactions contemplated hereunder and to provide working capital sufficient to operate the business of the Company following the Closing, in such amounts and upon terms and conditions satisfactory to the Purchaser in its sole discretion.

                           (o) Affiliate Receivables and Payables. As of the
Closing Date, there shall be no outstanding obligations (i) from any Seller or its Affiliates or from any officer, director or shareholder of the Company to the Company, or (ii) to any Seller or its Affiliates or to any officer, director or shareholder of the Company from the Company with respect to any bonus or incentive compensation for any period prior to the Closing.

                           (p) Third Party Real Estate Documents. The Sellers
shall have delivered to the Purchaser original (i) non-disturbance and attornment agreements from the holder of each mortgage or deed of trust encumbering the Real Property leased, licensed and/or occupied by the Company and (ii) estoppel certificates, and landlord waivers and access agreements, from each landlord of any Real Property leased, licensed and/or occupied by the Company, in each case to extent required by the Purchaser's senior lender and each of which documents shall be in form and substance reasonably satisfactory to the Purchaser.

                           (q) Lien Releases. The Sellers shall have delivered
to the Purchaser releases of all liens and security interests in the Company's assets and properties relating to Designated Indebtedness or otherwise requested by the Purchaser, in each case in form and substance reasonably satisfactory to the Purchaser.

                           (r) Kentex Release. The Sellers shall have delivered
to the Purchaser a general release from Kentex Electronics Co., Ltd. in favor of the Company dated after the date hereof.

                  5.2. Conditions Precedent to the Sellers' Obligation to Close. Notwithstanding any other provision herein, the obligations of the Sellers to consummate the transactions contemplated hereunder are, at the option of the Sellers, subject to the satisfaction of each of the conditions set forth below:

                           (a) Agreements and Conditions. On or before the
Closing Date, the Purchaser shall have complied with and duly performed all agreements and conditions to be complied with or performed by it on or before the Closing Date pursuant to or in connection with this Agreement.

                           (b) Representations and Warranties. The
representations and warranties of the Purchaser contained in this Agreement shall be true and correct in all material respects on and as of the Closing Date with the same force and effect as though such representations and warranties had been restated and made on and as of the Closing Date, except for those representations and warranties which speak as of a specified date.

                           (c) Opinion of Counsel. The Sellers shall have
received an opinion of Parker Chapin Flattau & Klimpl, LLP, counsel for the Purchaser, dated as of the Closing Date, substantially in the form of Exhibit E hereto.

                           (d) No Legal Proceedings. No order shall have been
entered against any Seller restraining or prohibiting consummation of, the acquisition by the Purchaser, or the conveyance by such Seller, of the Shares.

                           (e) Consents. The Sellers shall have obtained all
material governmental consents and approvals which are required in order to consummate the transactions contemplated by this Agreement.

                           (f) HSR Act. Any applicable waiting period (and any
extension thereof) under the HSR Act shall have expired or been terminated.

                           (g) Officer's Certificate. The Sellers shall have
received a certificate dated the Closing Date and executed by the Chairman of the Board, the President or any Vice President of the Purchaser certifying that the representations and warranties made by the Purchaser in this Agreement are true and correct in all material respects at and as of the Closing Date (except for such representations and warranties which speak as of a specified date) and that it has fulfilled all conditions to closing provided for in this Agreement to be fulfilled by it.

                           (h) Certificate of Secretary. The Sellers shall have
received a certificate of the Secretary of the Purchaser setting forth a copy of the resolutions adopted by the Board of Directors of the Purchaser approving the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, together with a signature and incumbency certificate.

                           (i) Payment of Consideration. The Purchaser shall
have delivered (i) the cash portion of the Purchase Price provided in Section 1.3(a)(i) to the Sellers' Representative, (ii) the amount of the Designated Indebtedness being paid by the Purchaser, if any, to the holders thereof, and
(iii) the Promissory Note to the Sellers' Representative.

                                   ARTICLE VI

                                 INDEMNIFICATION

                  6.1.     By the Sellers.

                           (a) The Sellers agree jointly and severally to
indemnify, defend and hold harmless the Purchaser from and against (i) any and all liabilities, debts, obligations, losses, damages, deficiencies, claims, actions, suits, proceedings, demands, assessments, Taxes, customs obligations, penalties, interest or any other costs, orders and judgments (whether known or unknown, fixed, contingent, accrued, absolute or otherwise), joint or several, to which the Purchaser or the Company may become subject, arising out of (A) any inaccuracy in any representation or warranty by any Seller in this Agreement,
(B) any breach or default in the performance or observance by any Seller of any of the covenants or agreements which it is to perform or observe hereunder, (C) any brokerage, finder's fee or the like incurred as a result of the actions of any Seller in connection with the transactions herein contemplated, (D) any of the matters described on Schedule 3.10 hereto, or (E) any failure by the Company on or prior to the Closing Date to be qualified to conduct business as a foreign corporation in the State of Florida; and (ii) any and all actual costs, fees and expenses (including, without limitation, reasonable legal and accounting fees) related to, resulting from or arising out of any of the foregoing.

                           (b) The Sellers shall not be liable hereunder for any
claims made by the Purchaser pursuant to Sections 6.1(a)(i)(A) or (D) hereof after June 30, 2001, except that there shall be no limitation on the time within which a claim may be made by the Purchaser (i) pursuant to Section 6.1(a)(i)(A) with respect to a breach of Section 3.2, Section 3.3, the second sentence of
Section 3.8(c), Section 3.13, Section 3.15 or Section 3.17 hereof, (ii) pursuant to Sections 6.1(a)(i)(B), (C) or (E) hereof, or (iii) with respect to any fraudulent act or omission by any Seller.

                  6.2.     By the Purchaser.

                           (a) The Purchaser agrees to indemnify, defend and
hold harmless each Seller from and against (i) any and all liabilities, debts, obligations, losses, damages, deficiencies, claims, actions, suits, proceedings, demands, assessments, orders and judgments (whether known or unknown, fixed, contingent, accrued, absolute or otherwise), joint or several, to which such Seller may become subject, arising out of (A) any inaccuracy in any representation or warranty made by the Purchaser in this Agreement, (B) any breach or default in the performance or observance by the Purchaser of any of the covenants or agreements which it is to perform or observe hereunder, or (C) any brokerage, finder's fee or the like incurred as a result of the Purchaser's actions in connection with the transactions herein contemplated; and (ii) any and all actual costs, fees and expenses (including, without limitation, reasonable legal and accounting fees) related to, resulting from or arising out of any of the foregoing.

                           (b) The Purchaser shall not be liable hereunder for
any claims made by any Seller pursuant to Section 6.2(a)(i)(A) hereof after June 30, 2001, except that there shall be no limitation on the time within which a claim may be made by any Seller (i) pursuant to Section 6.2(a)(i)(A) with respect to a breach of Section 2.2, (ii) pursuant to Sections 6.2(a)(i)(B) or
(C) hereof, or (iii) with respect to any fraudulent act or omission by the Purchaser.

                  6.3.     Indemnification Amounts.

                           (a) Notwithstanding anything to the contrary
contained herein, the Sellers shall not have any liability under Sections 6.1(a)(i)(A) or (D) hereof unless at least $67,500 of damage is suffered by the Purchaser ("Minimum Purchaser's Damages") by reason of the matters described therein, in which event the Sellers shall be liable for the amount of all such damage. In addition, the aggregate liability of the Sellers under Sections 6.1(a)(i)(A) and (D) hereof shall at any time be limited to the amount of the principal and interest then outstanding under the Promissory Note; provided, however, that there shall be no Minimum Purchaser's Damages applicable to liability of the Sellers with respect to any claim that may be made by the Purchaser (i) pursuant to Section 6.1(a)(i)(A) with respect to a breach of
Section 3.2, Section 3.3, the second sentence of Section 3.8(c), Section 3.13,
Section 3.15 or Section 3.17 hereof, (ii) pursuant to Sections 6.1(a)(i)(B), (C) or (E) hereof, or (iii) with respect to any fraudulent act or omission by any Seller.

                           (b) Notwithstanding anything to the contrary
contained herein, the Purchaser shall not have any liability under Sections 6.2(a)(i)(A) hereof unless at least $67,500 of damage is suffered by the Sellers ("Minimum Sellers' Damages") by reason of the matters described therein, in which event the Purchaser shall be liable for the amount of all such damage; provided, however, that there shall be no Minimum Sellers' Damages applicable to liability of the Purchaser with respect to any claim that may be made by the Sellers (i) pursuant to Section 6.2(a)(i)(A) with respect to a breach of Section
2.2 hereof, (ii) pursuant to Sections 6.2(a)(i)(B) or (C) hereof, or (iii) with respect to any fraudulent act or omission by the Purchaser.

                  6.4.     Notice of and Defense Against Claims.

                           (a) Promptly after receipt by an indemnified party of
notice of the commencement of any action, such indemnified party shall, if a claim in respect thereof is to be made against the indemnifying party, send notice of the commencement thereof to the indemnifying party. The failure of the indemnified party to give such notice shall not relieve the indemnifying party of its obligations under this Article VI except to the extent that the indemnifying party is actually and materially prejudiced by the failure to give such notice. In case any such action shall be brought against any indemnified party and it shall notify the indemnifying party of the commencement thereof, the indemnifying party shall be entitled to participate in, and, to the extent that it shall wish, to assume the defense thereof, with counsel reasonably satisfactory to such indemnified party, and after notice from the indemnifying party to such indemnified party of its election so to assume the defense thereof, the indemnifying party shall not be liable to such indemnified party in respect of such action for any legal or other expenses subsequently incurred by the indemnified party after the date such notice is given to such indemnified party in connection with the defense thereof. The indemnified party, however, shall have the right, but not the obligation, to participate at its own cost and expense in such defense by counsel of its own choice. In the event that the indemnifying party and the indemnified party are named parties in or are subject to such action and either such party determines with the advice of counsel that there may be one or more legal defenses available to it that are different from or additional to those available to the other party or that a material conflict of interest between such parties may exist in respect of such action, the indemnifying party may decline to assume the defense on behalf of the indemnified party or the indemnified party may retain the defense on its own behalf and in either such case the indemnifying party shall be required to pay any legal or other expenses, including, without limitation, reasonable attorneys' fees and disbursements, incurred by the indemnified party in such defense. If the indemnifying party shall assume the defense of any such action, the indemnified party shall cooperate with it and the indemnifying party shall not, without the consent of the indemnified party, consent to the entry of any judgment or enter into any settlement or compromise which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release from all liability in respect of such action or claim. Provided the proper notice has been duly given, if the indemnifying party shall fail promptly and diligently to assume the defense thereof, the indemnified party may respond to, contest and defend against such action and make in good faith any compromise or settlement with respect thereto and recover the entire cost and expense thereof, including, without limitation, reasonable attorneys' fees and disbursements and all amounts paid or foregone as a result of such action or the settlement of compromise thereof from the indemnifying party. The indemnification required hereunder shall be made by periodic payments of the amount thereof during the course of the investigation or defense, as and when bills or invoices are received or loss, liability, obligation, damage or expense is actually suffered or incurred. Except as is otherwise provided hereinabove, no indemnifying party shall be liable for any settlement of any claim or action pursuant to this Article VI effected without the prior written consent of such indemnifying party; provided, however, that if the indemnifying party does not consent to a settlement, the indemnified party may nevertheless settle, unless the indemnifying party secures the indemnified party against loss to the indemnified party's reasonable satisfaction.

                           (b) Any claim on account of any loss, liability,
obligation, damage or expense referred to in Sections 6.1 or 6.2 hereof which does not result from a third party claim shall be asserted by written notice given by the indemnified party to the indemnifying party. The indemnifying party shall have a period of thirty (30) days within which to respond thereto. If the indemnifying party does not respond within such thirty (30) day period, the indemnifying party shall be deemed to have accepted responsibility to make payment and shall have no further right to contest the validity of such claim. If the indemnifying party does respond within such thirty (30) day period and rejects such claim in whole or in part, the indemnified party shall be free to pursue such remedies as may be available to such party under applicable law.

                           (c) Notwithstanding anything to the contrary set
forth in this Agreement, from and after the time when the aggregate amount of claims paid or potentially payable by the Sellers under this Agreement, which are subject to the limitation set forth in the second sentence of Section 6.3(a) above, exceeds or could potentially exceed such limitation based upon claims paid and pending in accordance with this Agreement, the Purchaser shall have the right, at its own cost and expense, to jointly control the defense and settlement of any pending indemnification claims the liability for which could potentially result in the aggregate claims exceeding such limitation. At such time as the aggregate amount of claims subject to such limitation which have been paid or settled (subject to being paid) exceeds such limitation, the Sellers shall no longer have the right to participate in the control or defense of such claims.

                           (d) This Section 6.4 shall not apply to the extent
Section 4.12 hereof applies.

                  6.5. Set-Off Against Promissory Note. In addition to any other rights or remedies available to the Purchaser either at law or in equity, the Purchaser may set-off the amount of any indemnity payment required to be made by any Seller hereunder against any amounts payable by Labtec pursuant to the Promissory Note, in accordance with the terms and provisions hereof and of the Promissory Note; provided, however, that the Purchaser's recourse against the Sellers with respect to claims pursuant to (a) Section 6.1(a)(i)(A) (other than with respect to any breach of Section 3.2, Section 3.3, the second sentence of
Section 3.8(c), Section 3.13, Section 3.15 or Section 3.17 or any fraudulent act or omission by any Seller) and (b) Section 6.1(a)(i)(D) shall be limited to set-offs by the Purchaser against the amounts payable by Labtec pursuant to the Promissory Note and the proceeds of any prepayment of the Promissory Note while held in escrow pursuant to Section 7 thereof.


                                   ARTICLE VII

                                   TERMINATION

                  7.1. Termination by Mutual Consent. This Agreement may be terminated at any time prior to the Closing Date by the mutual written consent of the Purchaser and the Sellers. This Agreement shall automatically terminate if the Closing Date has not occurred on or before August 31, 1999 unless such date is extended by written consent of the parties hereto.

                  7.2. Termination by the Purchaser. The Purchaser may terminate this Agreement by written notice to the Sellers' Representative:

                           (a) at any time prior to the Closing Date if a
condition to the performance of the Purchaser set forth herein shall not be fulfilled on or before the date specified for the fulfillment thereof, unless such failure is a result of acts or failures to act of the Purchaser;

                           (b) at any time prior to the Closing Date if a
material default under or a material breach of this Agreement or a material misrepresentation or a material breach of any representation, warranty or covenant of any Seller set forth in this Agreement or in any instrument delivered by any Seller pursuant hereto shall have occurred and be continuing unless the same is curable and is cured by such Seller prior to the Closing Date;

                           (c) at any time prior to the Closing Date if, between
the Balance Sheet Date and the Closing Date, there has been any loss, damage or destruction of a material or substantial nature to business or assets of the Company (whether or not covered by insurance);

                           (d) at any time prior to the Closing Date if a
material adverse change in the business, operations, condition (financial or otherwise) or prospects of the Company has occurred; or

                           (e) at any time prior to August 16, 1999 if the
Purchaser, in connection with its due diligence review of the business of the Company, shall have discovered any fact, event or condition which in the Purchaser's sole judgment makes it inadvisable for it to consummate the Closing on the terms and conditions, including the consideration, provided for herein.

                  7.3. Termination by the Sellers. The Sellers may terminate this Agreement by written notice to the Purchaser at any time prior to the Closing Date if:

                           (a) a condition to the performance of the Sellers set
forth herein shall not be fulfilled on or before the date specified for the fulfillment thereof, unless such failure is a result of acts or failures to act of any Seller; or

                           (b) a material default under or a material breach of
this Agreement or a material misrepresentation or a material breach of any representation, warranty or covenant of the Purchaser set forth in this Agreement or in any instrument delivered by the Purchaser pursuant hereto shall have occurred and be continuing unless the same is curable and is cured by the Purchaser prior to the Closing Date.

                  7.4. Effect of Termination. In the event of the termination and abandonment hereof prior to the Closing Date pursuant to the provisions of this Article VII, this Agreement shall become void and have no effect, and each party shall pay all of its own expenses incurred in connection herewith, without any liability on the part of any party or its partners, directors, officers or shareholders, except for the confidentiality obligations between the parties described in Section 8.3; provided, however, that if this Agreement is terminated and abandoned because either party has defaulted under or breached this Agreement or any representation, warranty or covenant set forth in this Agreement, then the party so electing to terminate this Agreement shall be entitled to pursue, exercise and enforce any and all other remedies, rights, powers and privileges available to it at law or in equity.

                                  ARTICLE VIII

                                  MISCELLANEOUS

                  8.1. Further Assurances. From and after the Closing Date, the parties hereto will, without further consideration, execute and deliver such further documents and instruments and take such other actions as may be necessary or desirable to perfect the transactions contemplated hereby.

                  8.2. Publicity. No publicity release or announcement concerning this Agreement or the transactions contemplated hereby which identifies the parties hereto other than the party making such announcement shall be made without advance approval thereof by the Sellers' Representative and the Purchaser, unless such announcement is required by law (including, without limitation, as to the Purchaser or Labtec, any notice or announcement in accordance with any applicable federal or state securities law), in which case the other party shall be given notice of such requirement prior to such announcement and the parties shall consult with each other as to the scope and substance of such disclosure.

                  8.3. Confidentiality. Each party hereto agrees that it will, and will advise its officers, directors, shareholders, attorneys, accountants, consultants and agents of the necessity to, keep confidential all non-public information concerning the other which it has learned in connection with the transactions contemplated by this Agreement.

                  8.4. No Waiver. The failure of either party hereto to enforce any provision hereof on any occasion shall not be deemed to be a waiver of any preceding or succeeding breach of such provision or any other provision.

                  8.5. Entire Agreement. This Agreement and the Exhibits and Schedules hereto and the documents delivered pursuant hereto constitute the entire agreement and understanding of the parties hereto with respect to the transactions contemplated herein and therein and supersede all previous agreements, writings, negotiations and commitments, including, without limitation, the letter of intent dated March 8, 1999, as amended on June 11, 1999 and July 14, 1999, between the Purchaser and the Company.

                  8.6. Governing Law. This Agreement shall be construed, interpreted and enforced in accordance with, and shall be governed by, the laws of the State of Florida applicable to contracts made and to be performed wholly therein.

                  8.7. Arbitration. Any dispute arising out of or related to this Agreement shall be submitted to arbitration in Orange County, Florida before an arbitrator selected in accordance with the rules and procedures of the American Arbitration Association as the exclusive remedy of such dispute; provided, however, that provisional injunctive relief may, but need not, be sought in any court of competent jurisdiction while arbitration proceedings are pending, and any provisional injunctive relief granted by such court shall remain effective until the matter is finally determined by the arbitrator. Final resolution of any dispute through arbitration may include any remedy or relief which the arbitrator deems just and equitable, including permanent injunctive relief or specific performance, or both, and the arbitrator is hereby empowered to award such relief. Any award or relief granted by the arbitrator hereunder shall be final and binding on the parties hereto and may be enforced by any court of competent jurisdiction.

                  8.8.     Assignment.

                           (a) Neither this Agreement nor any of the rights,
interests or obligations hereunder shall be assignable by any of the parties hereto without the prior written consent of the other party, except that the rights of the Purchaser hereunder may be assigned, without the consent of the other parties hereto, to any corporation all of the outstanding capital stock of which is owned or controlled, directly or indirectly, by the Purchaser or to any Affiliate of Sun Capital Partners, Inc.; provided that (i) the assignee shall assume in writing all of the Purchaser's obligations hereunder, and (ii) the Purchaser shall not be released from any of its obligations hereunder by reason of such assignment.

                           (b) Notwithstanding the foregoing, the Purchaser
(including each subsequent assignee of the Purchaser) shall have the right to assign any or all of its rights and obligations hereunder to any other person who acquires all or substantially all of the assets and business of the Purchaser (or a subsequent assignee of the Purchaser); provided that the assignor shall not be released from any of its obligations hereunder by reason of any such assignment.

                           (c) Notwithstanding any provision of this Agreement
to the contrary, each Seller hereby acknowledges and agrees that all of the covenants, representations, warranties and indemnities of the Sellers under this Agreement, and under any other agreement or instrument contemplated hereby to which any Seller is a party may be collaterally assigned to any and all lenders to the Purchaser or any of its Affiliates, any and all of whom may enforce their rights and remedies in connection with any such collateral assignment or realization thereon to the extent provided in the applicable security agreements and other debt instruments or at law or in equity.

                  8.9. Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. This Agreement is not intended, and shall not be deemed, to create or confer any right or interest for the benefit of any person not a party hereto.

                  8.10. Fees and Expenses. The Sellers, on the one hand, and the Purchaser, on the other hand, shall each bear their own direct and indirect expenses (including, without limitation, the fees and expenses of their legal, tax and accounting counsel and advisors) incurred in connection with the negotiation and preparation of this Agreement and the other agreements and documents contemplated hereby and the consummation and performance of the transactions contemplated hereby and thereby. In addition, in the event of the consummation of the transactions contemplated hereby, the Sellers shall bear all of the Company's direct and indirect expenses (including, without limitation, the fees and expenses of its legal, tax and accounting counsel and advisors) incurred in connection with the negotiation and preparation of this Agreement and the other agreements and documents contemplated hereby and the consummation and performance of the transactions contemplated hereby and thereby. In the event of any Proceeding (including, without limitation, any arbitration under Section 8.7 hereof) among any of the parties hereto concerning this Agreement or the transactions contemplated hereby, the prevailing party in such Proceeding shall be entitled to reimbursement from the party opposing such prevailing party of all reasonable attorneys' fees and costs incurred in connection with such Proceeding.

                  8.11. Amendment and Waiver. Any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance, either retroactively or prospectively, and either for a specified period of time or indefinitely), only by the written consent of the party against whom such amendment or waiver is sought to be enforced. Any agreement on the part of a party to any extension or waiver shall only be valid if set forth in an instrument in writing signed on behalf of such party. Any such waiver or extension shall not operate as waiver or extension of any other subsequent condition or obligation.

                  8.12. Paragraph Headings. The paragraph headings herein have been inserted for convenience of reference only and shall in no way be deemed to affect the meaning or interpretation of any of the terms or provisions hereof.

                  8.13. Sellers' Representative. Each Seller hereby designates and appoints Carl Gromada as the exclusive agent, attorney-in-fact and representative (the "Sellers' Representative") for and on behalf of such Seller, with full power of substitution, to:

                           (a) receive and accept service of any and all
notices, requests and other communications to be delivered to any Seller in accordance with the terms of this Agreement, including, without limitation, service of all legal process;

                           (b) send to the Purchaser or its successors or
assigns any and all notices, requests and other communications in accordance with the terms of this Agreement; and

                           (c) be each Seller's sole and exclusive
representative to communicate, respond, consent, confess, answer or otherwise act with respect to any matter arising out of or involving this Agreement (including, without limitation, all notices, requests and demands by the Purchaser claiming for indemnification under this Agreement). In the event of, and from the time of, the Sellers' Representative's or any successor's resignation, death or disability, the Purchaser shall continue to address all notices, requests and other communications to the Sellers' Representative, or such other successors as set forth in this Section 8.13, until there is delivered to the Purchaser an instrument duly executed by all of the Sellers or their respective legal representatives appointing a successor to the Sellers' Representative, on all of the same terms and conditions as set forth herein.

                  8.14. Notices. Any notice or demand hereunder to or upon any party hereto required or permitted to be given or made shall be deemed to have been duly given or made for all purposes if (a) in writing and sent by (i) messenger or an overnight courier service against receipt, or (ii) certified or registered mail, postage paid, return receipt requested, or (b) sent by telegram, telecopy, telex or similar electronic means, provided that a written copy thereof is sent on the same day by postage paid first-class mail, to such party at the following address:

                           In the case of any Seller, to it at:

                           c/o the Sellers' Representative, at his
                           address set forth on Exhibit A hereto

                           with a copy to:

                           Higham, McConnell & Dunning LLP
                           28202 Cabot Road, Suite 450
                           Laguna Niguel, California 92677
                           Attn: Douglas F. Higham, Esq.
                           Fax: (949) 365-5522

                           In the case of the Purchaser, to it at:

                           c/o Sun Capital Partners, Inc.
                           5355 Town Center Road, Suite 802
                           Boca Raton, Florida 33486
                           Attn:  Mr. Marc J. Leder and Mr. Rodger R. Krouse
                           Fax:  (561) 394-0540

                           with copies to:

                           Labtec Inc.
                           1499 Southeast Tech Center Place, Suite 350
                           Vancouver, Washington 98683
                           Attn: President
                           Fax: (360) 896-2020
                           and

                           Parker Chapin Flattau & Klimpl, LLP
                           1211 Avenue of the Americas
                           New York, New York 10036
                           Attn:  Mark S. Hirsch, Esq.
                           Fax:  (212) 704-6288

or such other address as either party hereto may at any time, or from time to time, direct by notice given to the other party in accordance with this Section. The date of giving or making of any such notice or demand shall be, in the case of clause (a)(i), the date of the receipt; in the case of clause (a)(ii), five
(5) business days after such notice or demand is sent; and, in the case of clause (b), the business day next following the date such notice or demand is sent.

                  8.15. Unenforceability, Severability. If any provision of this Agreement is found to be void or unenforceable by a court of competent jurisdiction, the remaining provisions of this Agreement shall nevertheless be binding upon the parties with the same force and effect as though the unenforceable part had been severed and deleted.

                  8.16. Brokers' Fees. The Sellers warrant that the Purchaser shall have no liability with respect to any brokerage fees or agents' commissions incurred by any Seller in connection with the transactions contemplated hereby. The Purchaser warrants that the Sellers shall have no liability with respect to brokerage fees or agents' commissions incurred by the Purchaser in connection with the transactions contemplated hereby.

                  8.17. Specific Performance. The parties hereto agree that irreparable damage would occur if any of the provisions of this Agreement were not performed in accordance with their specific terms or otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, in addition to any other remedy to which they are entitled at law or in equity.

                  8.18. Certain Definitions. As used in this Agreement, the following terms have the following meanings unless the context otherwise requires:

                           (a) "Affiliate" with respect to any person, means any
person controlling, controlled by or under common control with, or the parents, spouse, lineal descendants or beneficiaries of such person.

                           (b) "Environmental Laws" means all federal, state and
local laws and regulations relating to pollution or to protection of human health or the environment (including, without limitation, ambient air, surface water, ground water, land surface or subsurface strata), including, without limitation, laws and regulations relating to emissions, discharges, Releases or threatened Releases of Hazardous Substances, record keeping, notification and reporting requirements respecting Hazardous Substances, or otherwise relating to manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Substances.

                           (c) "Knowledge" with respect to (i) any Seller means
the actual knowledge of such Seller, and (ii) the Company means the actual knowledge of any of the Identified Employees or any director or officer of the Company.

                           (d) "Material Adverse Effect" means, with respect to
any person, any effect that is, or series of effects that are, in the aggregate, materially adverse to the operations, business, assets, liabilities, properties, prospects, results of operations or financial condition of such person.

                           (e) "Pre-Closing Period" shall mean any Tax period
ending on or before the Closing Date and, in the case of any Tax period that begins on or before the Closing Date and ends after the Closing Date, the portion of such period through and including the Closing Date.

                           (f) "Tax" means any tax, fee, levy, duty, assessment
or other governmental charge imposed by any domestic or foreign governmental authority (including, without limitation, any income, franchise, gross receipts, property, sales, use, excise, services, value added, ad valorem, withholding, social security, estimated, accumulated earnings, transfer, license, privilege, payroll, profits, capital stock, employment, unemployment, severance, stamp, minimum, environmental, occupancy, customs or occupation tax), including, without limitation, any liability therefor as a result of Treasury Regulation ss.1.1502-6 (or any comparable state, local or foreign Tax provision), as a transferee (including under Section 6901 of the Code or any comparable state, local or foreign Tax provision), or as a result of any Tax sharing or similar agreement, and any interest, additions to tax and penalties in connection therewith.

                           (g) "Tax Return" means any return, declaration,
report, estimate, information return or statement and any amendment thereto, together with any supporting information or schedules, which is filed or required to be filed under applicable law in connection with the determination, assessment, collection, payment or administration of any Tax, whether on a consolidated, combined, unitary or separate basis or otherwise.

                           8.19. Counterparts. This Agreement may be executed in
counterparts, all of which shall be deemed to be duplicate originals.

                  8.20. Labtec Limited Guaranty. Labtec hereby guarantees to the Sellers the payment and performance by the Purchaser of all liabilities and obligations of the Purchaser under clause (A) of Section 1.4(d) hereof; provided, that Labtec shall be entitled to assert, and Labtec's liabilities and obligations hereunder shall be subject to, all of the Purchaser's defenses and other rights under the Agreement, the Promissory Note and applicable law and all defenses, counterclaims and discharges, whether legal or equitable, of a surety or guarantor under applicable law. Labtec hereby represents and warrants to the Sellers that it has the authority to enter into this guarantee, and that, upon execution and delivery hereof, this guarantee will constitute a legal, valid and binding obligation of Labtec enforceable against Labtec in accordance with its terms.


                      [THE NEXT PAGE IS THE SIGNATURE PAGE]

                  IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

                                          CRU ACQUISITION CORP.

                                          By: /s/ Marc J. Leder
                                               ---------------------------------
                                                Name: Marc J. Leder
                                                Title:   Vice President


                                           /s/ Carl W. Gromada
                                          --------------------------------------
                                          CARL W. GROMADA

                                          JAMES C. HARVEY INTER VIVOS TRUST
                                          UDT AUGUST 14, 1998

                                          By: /s/ James C. Harvey
                                              ----------------------------------
                                                Name: James C. Harvey
                                                Title: Trustee

                                          MARY C. HARVEY INTER VIVOS TRUST
                                          UDT AUGUST 14, 1998

                                          By: /s/ Mary C. Harvey
                                              ----------------------------------
                                                Name: Mary C. Harvey
                                                Title: Trustee


                                           /s/ Robert Lin
                                          --------------------------------------
                                          ROBERT LIN


ACCEPTED AND AGREED TO, solely
with respect to Section 8.20
hereof (and Sections 8.1 through
8.19 to the extent they apply
to such Section):

LABTEC INC.

By: /s/ Marc J. Leder
-------------------------------
      Name:  Marc J. Leder
      Title: Co-Chairman, Senior Vice President,
             Finance, Chief Financial Officer
             and Treasurer

                                LIST OF SCHEDULES

Schedule 3.1               Qualifications
Schedule 3.2               Consents
Schedule 3.3               Capitalization
Schedule 3.6               Inventory
Schedule 3.7               Accounts Receivable
Schedule 3.8(a)            Leased Real Property
Schedule 3.8(c)            Personal Property
Schedule 3.8(f)            Absence of Violations
Schedule 3.9(a)            Material Contracts
Schedule 3.9(b)            Absence of Defaults
Schedule 3.10              Intellectual Property
Schedule 3.11              Legal Proceedings
Schedule 3.12(a)           Permits
Schedule 3.13              Environmental Matters
Schedule 3.14              Labor Matters
Schedule 3.15              Taxes
Schedule 3.17(a)           Certain Benefit Plans
Schedule 3.17(b)           ERISA Compliance
Schedule 3.17(e)           Absence of Contribution Liabilities
Schedule 3.17(g)           Absence of Additional Benefit Plans
Schedule 3.17(h)           Absence of Other Plan Liabilities
Schedule 3.17(j)           Absence of Severance Liabilities
Schedule 3.18              Suppliers and Customers
Schedule 3.19              Consultants
Schedule 3.20              Subsidiaries and Other Entities
Schedule 3.21              Absence of Undisclosed Liabilities
Schedule 3.22              Accounts Payable
Schedule 3.24              Absence of Changes
Schedule 3.25              Insurance
Schedule 3.26              Bank Accounts
Schedule 3.27              Third Party Obligations
Schedule 3.28              Affiliate Transactions


THE REGISTRANT HAS OMITTED THE ABOVE SCHEDULES IN THE FILING OF THIS CURRENT REPORT ON FORM 8-K; HOWEVER, THE COMPANY SHALL FURNISH SUPPLEMENTALLY TO THE SECURITIES AND EXCHANGE COMMISSION UPON REQUEST A COPY OF ANY OF SUCH SCHEDULES NOT FILED HEREWITH.